UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Concur Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Concur Technologies, Inc., which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. Pacific Time on Wednesday, March 13, 2013.

Details of the business to be conducted at the Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

When we look back at fiscal 2012 years from now, I believe that we’ll see it as a key inflection point for Concur, for our customers and their business travelers, and for our industry as a whole. The extraordinary growth in mobile use is spurring a new wave of technology innovation focused around the consumer experience. For Concur, these trends have created enormous opportunity for us to expand our addressable market, and to begin defining a new set of solutions that can deliver value to our customers and the industry for decades to come. We are committed to fundamentally improving the experience and value delivered across the entire corporate travel supply chain.

Fiscal 2012 was a tremendous success, with momentum across our financial, operational and strategic objectives. Revenue grew 26%, operating margin was 20%, non-GAAP pre-tax earnings per share was $1.39, we generated $93.6 million in cash flow from operations, and new customer bookings were the highest in our history. Behind the financial numbers, we executed against the goal we set last year to begin aggressively ramping our sales and distribution capacity, and these investments are laying the foundation for growth in 2013 and the years ahead.

We had notable success in the Federal Government market with our significant award of the ETS-2 U.S. Federal Government contract. We are excited about working with the General Services Administration and the civilian federal agencies to meet their travel and expense management needs while driving meaningful cost savings for the American taxpayer.

Over the past twenty years, we’ve built Concur into one of the world’s largest enterprise Cloud Application companies. Looking ahead to the next decade, we plan to build upon that success and scale by leveraging our investments in content, big data, and mobile to evolve Concur from being a provider of leading cloud solutions into a platform for content and commerce that plays a significant central role in the $1 trillion travel market. In doing so, we plan to deliver incredible value to business travelers, corporate customers, third-party developers, and suppliers by linking them together in an efficient real-time supply chain that starts with an incredible user experience.

At this year’s Meeting, we will update you on Concur’s business and how Concur continues to drive innovation and offer compelling value to our partners,

customers and investors. We will also review our financial performance and answer your questions.

We encourage you to use this opportunity to take part in the affairs of Concur by voting on the business to come before the Meeting. Whether or not you plan to attend, please complete, sign and date, and promptly return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the Meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. If you decide to attend the Meeting and wish to change your proxy vote, you may do so by voting in person at the Meeting.

We look forward to seeing you at the Meeting.

Sincerely,

S. Steven Singh Chief Executive Officer and Chairman of the Board	Rajeev Singh President and Chief Operating Officer

Concur Technologies, Inc.

18400 N.E. Union Hill Road

Redmond, Washington 98052

Notice of 2013 Annual Meeting of Stockholders

Time and Date	March 13, 2013 at 11:00 a.m. Pacific Time

Place	Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington 98004

Items of Business	1.	To elect the Class II member of the Board of Directors.

	2.	To approve Concur’s Amended and Restated 2007 Equity Incentive Plan, including amendments to increase the authorized number of shares available for issuance thereunder Section 162(m) approval, and make certain technical modifications.

	3.	To ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

	4.	To hold an advisory vote on the compensation of executive officers.

	5.	To transact other business that may properly come before the Meeting.

Record Date	January 18, 2013. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Meeting.

Proxy Voting	IMPORTANT: Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the Meeting, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 13, 2013. Our Proxy Statement and Annual Report on Form 10-K are available at www.concur.com.

By order of the Board of Directors,

S. Steven Singh

Chief Executive Officer and Chairman of the Board

Redmond, Washington

January 24, 2013

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date and Time	March 13, 2013 at 11:00 a.m. Pacific Time

Place	Harbor Club 777 108th Avenue Northeast Bellevue, Washington 98004

Record Date	January 18, 2013

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the director nominee and one vote for each of the proposals to be voted on.

Admission	No admission card is required to enter the Meeting.

Meeting Agenda

1.	Elect the Class II member of the Board of Directors.

2.	Approve Concur’s Amended and Restated 2007 Equity Incentive Plan, including amendments to increase the authorized number of shares available for issuance thereunder, Section 162(m) approval, and make certain technical modifications.

3.	Ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

4.	Hold an advisory vote on the compensation of executive officers.

5.	Transact other business that may properly come before the Meeting.

Voting Matters and Vote Recommendation

Voting Matter	Board Vote Recommendation

Election of Class II Director	FOR the Director Nominee

Approval of Concur’s Amended and Restated 2007 Equity Incentive Plan	FOR

Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013	FOR

Advisory vote on executive compensation	FOR

Election of Class II Director

Gordon Eubanks, age 66, is the Class II director nominee and has served as a director of Concur since 2005. In order to be re-elected as a director, Mr. Eubanks must receive the affirmative vote of the stockholders present at the Meeting. See “Our Board of Directors” for more information.

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Approval of Concur’s Amended and Restated 2007 Equity Incentive Plan

We ask that our stockholders approve Concur’s Amended and Restated 2007 Equity Incentive Plan (“2007 Plan”), including amendments to increase the authorized number of shares of common stock available for issuance thereunder by 4,600,000, to make certain technical modifications to the 2007 Plan and to approve the 2007 Plan for purposes of Section 162(m). See “Amended and Restated 2007 Equity Incentive Plan” for more information. A complete copy of the 2007 Plan is attached as Appendix A to this Proxy Statement.

Independent Auditor Ratification

We ask that our stockholders ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013. See “Audit and Audit-related Matters” for more information.

Executive Compensation Advisory Vote

Our Board of Directors recommends that our stockholders vote to approve, on an advisory basis, the compensation paid to Concur’s named executive officers, as described in “Executive Compensation.”

Executive Compensation Matters

Business Highlights

In fiscal 2012, we delivered strong financial results and continued to make investments to lay the foundation for growth in fiscal 2013 and the years ahead.

Our financial highlights for fiscal 2012 include:

•	We added a record number of customers in fiscal 2012, growing to more than 15,000 companies using our services across our global customer base as of the end of fiscal 2012;

•	Total revenue in fiscal 2012 was $439.8 million, up 26% over fiscal 2011;

•	Fiscal 2012 non-GAAP pretax income was $78.7 million, or $1.39 per share, compared to $66.3 million, or $1.20 per share, for fiscal 2011; and

•	Cash flow from operations was $93.6 million, an increase of 22% over fiscal 2011.

Our business highlights since the beginning of fiscal 2012 include:

•

We continued to drive innovation for travelers, businesses and suppliers through our vision of the Perfect Trip™ by delivering new services and solutions under the Concur T&E Cloud, Concur Open Booking, and Concur Big Data.

•	We continued our global expansion with a major launch in Japan, a new service facility in Manila, Philippines, a new office in Frankfurt, Germany, and expansion of our other offices around the world.

•	We extended our leadership into new vertical markets such as healthcare/pharmaceuticals and higher education, and particularly in the public sector market where Concur’s integrated travel and expense management solution was selected to power the U.S. General Services Administration (GSA) program for managing online bookings, travel authorizations and voucher processing.

•

We unveiled new partnerships and integrations, such as Trip Maximizer for Concurforce, the Concur offering designed especially for Salesforce.com customers, and cloud-to-cloud integration with Netsuite.

•

We continued to help fuel the growth of the travel industry through strategic investments in creative emerging companies, including Buuteeq, Inc., Room 77, Inc., Nor1, Inc., Yapta, Inc., and Evature Technologies.

Best Practices in Executive Compensation

Our executive compensation program incentivizes superior individual and business performance. Some of our leading practices include:

•	CEO pay is aligned with performance;

•	Executive base salaries were not increased in fiscal 2012;

•	Cash incentive awards are linked to Company performance;

•	Most pay is in the form of long-term equity incentive awards, which are linked to Company performance;

•	No cash incentive awards are paid, and no equity incentive awards will vest, if Company performance is below target;

•	Executive compensation recovery policy applies to incentive-based cash compensation;

•	No executives are contractually entitled to cash severance or change-in-control payments; and

•	Stock ownership guidelines apply to our executive officers and directors.

2014 Annual Meeting

•	Stockholder proposals submitted for inclusion in our 2014 Proxy Statement pursuant to SEC Rule 14a-8 must be delivered to us by October 2, 2013; and

•

Notice of stockholder proposals to be raised from the floor of the 2014 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than December 13, 2013 and no later than January 12, 2014.

Special Note about Forward-Looking Statements

This Proxy Statement contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts. These statements can be identified by our use of the future tense, or by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and other similar words and phrases. These forward-looking statements involve many risks and uncertainties, as described in the section titled “Risk Factors,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). The occurrence of any of these risks and uncertainties may cause our actual results to differ materially from those anticipated in our forward-looking statements, which could have a material adverse effect on our business, results of operations, and financial condition. All forward-looking statements included in this report are based on information available to us as of the date of this report. We undertake no obligation to revise or update any such forward-looking statements for any reason.

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Information about the Meeting

This Proxy Statement was first mailed to stockholders on or about January 30, 2013. It is furnished in connection with the solicitation of proxies by the Board of Directors of Concur Technologies, Inc. (“Concur”) to be voted at the 2013 Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 11:00 a.m. Pacific Time on March 13, 2013 at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington 98004. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Meeting, another proxy dated as of a later date.

Internet Availability of Proxy Materials

Stockholders may access this Proxy Statement, the accompanying Notice of Annual Meeting and annual information, a voting proxy, and our Annual Report on Form 10-K for fiscal year ended September 30, 2012 at www.proxyvote.com.

Proposals to be Voted on at the Meeting

Proposal 1:  Election of Class II Director

Gordon Eubanks, our Class II director nominee, has been nominated for election at the Meeting to hold office until the 2016 Annual Meeting of Stockholders. Mr. Eubanks was evaluated and recommended by the Nominating and Corporate Governance Committee in accordance with its charter and our Corporate Governance Guidelines, and such nomination was approved by our Board of Directors.

Proposal 2:  Approval of Amended and Restated 2007 Equity Incentive Plan

Our Board of Directors requests that the stockholders approve the Amended and Restated 2007 Equity Incentive Plan (“2007 Plan”), pursuant to the following resolution:

“RESOLVED, that Concur’s stockholders approve Concur’s Amended and Restated 2007 Equity Incentive Plan (“2007 Plan”) as disclosed in Concur’s Proxy Statement for the 2013 Annual Meeting of Stockholders, including amendments to increase the authorized number of shares of common stock available for issuance thereunder by 4,600,000 and to make certain technical amendments to enable shares withheld or remitted to Concur to satisfy a participant’s tax withholding obligations related to awards issued thereunder the 2007 Plan to become available for issuance under the Amended and Restated 2007 Equity Incentive Plan, and to approve the 2007 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.”

Proposal 3:  Ratification of Grant Thornton LLP as Our Independent Auditor for Fiscal 2013

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2013. The Audit Committee requests that the stockholders ratify its selection of Grant Thornton to serve as Concur’s independent registered public accounting firm for fiscal 2013.

Proposal 4:  Advisory Vote on Executive Compensation

Our Board of Directors requests that the stockholders approve, on an advisory basis, the compensation paid to Concur’s Named Executive Officers, as described in “Executive Compensation”, pursuant to the following resolution:

“RESOLVED, that Concur’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in Concur’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Other Business

The Board of Directors does not intend to bring any other business before the Meeting, and so far as is known to our Board, no matters are to be brought before the Meeting other than as specified in the notice of Meeting. In addition to the scheduled items of business, the Meeting may consider other stockholder proposals and matters relating to the conduct of the Meeting. As to any other business that may properly come before the Meeting, proxies will be voted in accordance with the judgment of the persons voting such proxies.

We expect that representatives of Grant Thornton, independent auditor for Concur for fiscal 2012 and the current fiscal year, will be present at the Meeting and will be available to respond to appropriate questions.

Voting Procedures

Shares of Concur’s Common Stock Entitled to Vote

Shares of Concur’s common stock are the only shares entitled to vote at the Meeting. On January 18, 2013, the record date for determining stockholders entitled to vote at the Meeting, there were 55,116,051 shares of Concur common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on that date.

Voting in Person

Stockholders may vote in person at the Meeting, which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. Pacific Time on Wednesday, March 13, 2013. Directions may be obtained by contacting Concur’s Corporate Secretary, Kyle Sugamele, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or at (425) 702-8808.

Voting by Mail

Stockholders may vote by mail by signing, dating and returning their proxy card in the self-addressed, postage-paid envelope provided. If you sign and return your proxy card but do not give voting instructions, the shares represented by the proxy will be voted as recommended by the Board of Directors.

Voting Electronically via the Internet or Telephone

Stockholders whose shares are registered directly with Wells Fargo Shareowner Services may vote their shares either through the Internet or by calling Wells Fargo Shareowner Services. Specific instructions to be followed by any such registered stockholder interested in voting over the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identity, allow stockholders to vote their shares, and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in this Broadridge program, your bank or brokerage firm will provide a voting form with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

If you vote via the Internet or by telephone, do not return your proxy card.

Revocation of Your Proxy

You may revoke your proxy or change your proxy instructions at any time before the Meeting. To do this, send a written notice of revocation, or another signed proxy card with a later date, to Concur, to the attention of Concur’s Corporate Secretary, Kyle Sugamele, 18400 N.E. Union Hill Road, Redmond, Washington 98052. To be effective, Concur must receive your written notice of revocation or newly signed proxy card prior to the beginning of the Meeting. You may also revoke your proxy by attending the Meeting and voting in person.

Please note, however, that if you wish to vote at the Meeting and your shares are held of record by a broker, bank, or other nominee, you must bring to the Meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and that such broker, bank, or other nominee is not voting your shares.

Vote Tabulation; Vote Required; Effect of Abstentions and Broker Non-Votes

Vote Tabulation

A majority of the outstanding shares of common stock must be present or represented at the Meeting in order to have a quorum for the conduct of business. Votes cast at the Meeting, by proxy or in person, will be tabulated by the inspector of elections appointed for the Meeting.

Whether or not you are able to attend the Meeting, we urge you to vote by mail or electronically via the Internet or by telephone so that your shares will be represented at the Meeting. If you do not specify otherwise on your properly executed proxy card or over the telephone or via the Internet, your shares will be voted as follows:

1.	FOR the director nominee identified in Proposal 1

2.	FOR Proposal 2

3.	FOR Proposal 3

4.	FOR Proposal 4

5.	To grant the proxy holders discretion to vote for or against other matters that may properly come before the Meeting (including any adjournment to the Meeting to another place and time).

Vote Required

With respect to Proposal 1, the nominee for election to the Board of Directors who receives the highest number of affirmative votes at the Meeting will be elected to fill the open seat. The affirmative vote of the holders of a majority of the shares present at the Meeting and voted for or against the proposal is necessary for approval of Proposal 2 (approval of the 2007 Plan), Proposal 3 (ratification of independent auditor), and Proposal 4 (advisory vote on executive compensation).

If shares are present at the Meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the Meeting, as will all shares voted “for”, “against”, or “abstain” on a proposal. Shares not voted, and abstentions, will have no effect on the outcome of any proposal.

If the beneficial owner of shares that are held of record by a broker does not instruct the broker how to vote the shares, the broker has authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposal regarding ratification of independent auditor (Proposal 3). Where a matter is not considered routine, in this case the election of the Class II director (Proposal 1), the approval of the 2007 Plan (Proposal 2), and the advisory vote on executive compensation (Proposal 4), the shares held by the broker will not be voted absent specific instructions from the beneficial holder, and will not affect the outcome of the proposal.

Solicitation of Proxies

Concur will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Notice of Annual Meeting, the Annual Report on Form 10-K, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others, so that they may forward those solicitation materials to the beneficial owners. Officers and employees of Concur may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. Concur will pay all proxy-soliciting expenses in connection with the solicitation of votes for the Meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports, including notices of Internet availability of proxy materials, with respect to two or more stockholders sharing the same address by delivering a single notice of Internet availability of proxy materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Concur stockholders may be “householding” our proxy materials. A single copy of the Notice of Annual Meeting or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions.

If you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Annual Meeting or other proxy materials, you may notify your broker, direct your written request to Concur’s Corporate Secretary, Kyle Sugamele, at 18400 N.E. Union Hill Road, Redmond, Washington 98052 or at (425) 702-8808.

Stockholders who currently receive multiple copies of the Notice of Annual Meeting or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Annual Meeting to a stockholder at a shared address to which a single copy of the documents was delivered.

Where to Find More Proxy Voting Information

•	The Securities and Exchange Commission website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact Concur’s Corporate Secretary, Kyle Sugamele, through our website at www.concur.com or by phone at (425) 702-8808.

•	Contact the broker or bank through which you beneficially own your shares.

Corporate Governance at Concur

Corporate Governance Principles and Practice Highlights

Concur is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with listing requirements of the NASDAQ Stock Market (“NASDAQ”); others are designed to implement corporate governance preferences of the Board.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our governance framework. The Corporate Governance Guidelines are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the NASDAQ listing standards and applicable law. They establish the practices our Board follows with respect to:

•	Board composition and member selection;

•	Board meetings and involvement of senior management;

•	chief executive officer performance evaluation;

•	management succession planning;

•	Board committees; and

•	director compensation.

Our Board annually conducts a self-evaluation to assess its adherence to the Corporate Governance Guidelines and committee charters and to identify opportunities to improve Board performance. The Board annually reviews our Corporate Governance Guidelines and committee charters and updates them as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board Independence

•	A majority of our directors are independent of Concur and management. We are committed to maintaining a majority of independent directors.

•	The independent directors meet regularly without management present.

•	Randall H. Talbot serves as the Board’s Lead Independent Director. That role is described below under “—Lead Independent Director.”

Board Committee Independence and Expertise

•	Only independent directors are members of the Audit, Compensation, and Nominating and Corporate Governance Committees.

•	Jeffrey T. Seely, a member of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules.

Hedging and Pledging Policies

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Our directors and executive officers are prohibited from hedging their ownership of Concur stock, including trading in options, puts, calls, or other derivative instruments related to Concur stock or debt, in accordance with our anti-hedging policy.

•	Our directors and executive officers are prohibited from pledging their ownership of Concur stock in accordance with our anti-pledging policy.

Risk Oversight

•	The Board of Directors exercise oversight of strategic and major operational risks to Concur.

•	The Audit Committee periodically reviews and assesses Concur’s major financial risk exposures, its financial reporting and Concur’s system to monitor business risk.

The Compensation Committee considers whether our compensation programs create incentives to take excessive or unreasonable risks that would harm Concur.

The Nominating and Corporate Governance Committee considers governance-related risks in the course of performing its remuneration and policy functions.

Stock Ownership

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Our Board of Directors has adopted stock ownership guidelines for all directors and executive officers. The guidelines were established to promote a long-term perspective in managing the enterprise, and to help align the interests of our stockholders, executives, and directors. A more complete description of the stock ownership requirements appears in “Executive Compensation.”

Other Policies and Procedures

•

Concur has an anonymous compliance reporting system available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

•	Concur has adopted a code of ethics that applies to all of its directors, officers and employees.

Key information regarding Concur’s corporate governance initiatives, including Concur’s Corporate Governance Principles, Code of Business Conduct and Ethics and the charter for each standing committee of the Board, is posted on our website at www.concur.com.

Chairman of the Board

S. Steven Singh has served as a member of our Board of Directors since 1993, as our Chief Executive Officer since 1996, and as Chairman of the Board since 1999. In light of Mr. Singh’s knowledge of Concur and our industry, and his experience successfully navigating Concur through many successes and challenges, we believe it is appropriate for him to have the principal leadership position on both the executive management team and the Board of Directors. We have no policy mandating whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated.

Lead Independent Director

In fiscal 2010, we augmented our Board leadership structure by creating the position of Lead Independent Director and appointing Mr. Talbot to that position. Our objective in creating this position was to provide formal support to Mr. Singh in his management of Board affairs, and to acknowledge general investor interest in a greater role of independent directors in the leadership of the Board of Directors.

Our Lead Independent Director has the following roles and responsibilities:

•	serving as a liaison between the Chairman of the Board and the Board’s independent directors;

•	presiding over all Board meetings when the Chairman of the Board is not present;

•	presiding over all executive sessions of the Board’s independent directors;

•	convening and presiding over any meetings of the Board’s independent directors that may be necessary from time to time;

•	coordinating feedback to the Chairman of the Board and Chief Executive Officer on behalf of the Board’s independent directors regarding business issues and management;

•	consulting with the Chairman of the Board and Chief Executive Officer with respect to agendas for Board meetings and information needs associated with such meetings;

•

serving as a designated spokesperson for the Board when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to comment publicly on any matter;

•

being available for consultation and communication with Concur’s stockholders when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to do so; and

•

performing such other duties as may be necessary for the Lead Independent Director to fulfill these responsibilities, or as may be requested by the Board, the Board’s independent directors, or the Chairman of the Board.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent and that the Board of Directors must affirmatively determine that a director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors annually reviews director independence with reference to the independence requirements of NASDAQ. To facilitate this review, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management also provides our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

The Board of Directors has analyzed the independence of each director and determined that a majority of our directors meet the standards of independence under our Corporate Governance Guidelines and applicable NASDAQ listing standards, including that the director is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Board Oversight of Risk Management

Risk is inherent in business, particularly for technology companies pursuing long-term growth opportunities. Our management is responsible for day-to-day risk management activities in the business. The Board of Directors, acting directly and through its committees, is responsible for oversight of Concur’s risk management. With the oversight of the Board of Directors, Concur has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

The Board’s risk oversight areas of focus include, but are not limited to:

•	management and Board succession planning;

•	assessment of strategic risk and major operational risks, including acquisitions and evaluation of our capital structure; and

•	legal and regulatory compliance.

The Board conducts its risk oversight both directly and through its committees. The Board’s oversight of risks occurs as an integral and continuous part of its general oversight of the business of Concur. In addition, the Audit Committee has primary responsibility for overseeing risks associated with our financial statements and financial reporting, credit and liquidity, and legal and regulatory compliance. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, risk management policies and major financial risk exposures, and the steps management has taken to monitor and control those exposures. The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Compensation Committee receives reports and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Concur. The Nominating and Corporate Governance Committee oversees risks associated with our governance practices, director succession and the leadership structure of the Board.

The Board is kept abreast of its committees’ risk oversight and other activities through reports of the committee chairmen during Board meetings, and through the attendance of committee meetings by Board members who are not necessarily members of the particular committee.

Procedures for Nominating Directors

The Nominating and Corporate Governance Committee generally identifies potential nominees based upon suggestions by our outside directors, members of management, or stockholders, and then evaluates the candidates based upon various factors, including:

•	integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of our business and industry;

•	strategic thinking and willingness to share ideas, network of contacts, and diversity of experience;

•	expertise; and

•	background.

The committee uses these and other criteria to evaluate potential nominees. The committee does not have a formal policy with regard to the consideration of diversity in identifying and evaluating potential nominees, but the Board of Directors and the committee believe that the Board of Directors should include a diversity of experience and perspective on business opportunities and challenges. The committee does not evaluate proposed nominees differently depending upon who has proposed the nominee. To date, we have not paid any third-party fees to assist in this process.

The Nominating and Corporate Governance Committee will consider, and make recommendations to the Board of Directors regarding, any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of those proposals. The committee will review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a candidate for committee consideration, the stockholder should send the name of the recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Concur stock, to the attention of Concur’s Corporate Secretary, Kyle Sugamele, 18400 N.E. Union Hill Road, Redmond, Washington 98052 at least six months prior to the 2014 Annual Meeting of Stockholders to ensure time for meaningful consideration by the committee. For additional nominating requirements, please see “Proposals to be Voted on at the Meeting—Stockholder Proposals for 2014 Annual Meeting” below. To date, we have not had any candidates submitted by any stockholders for the 2014 Annual Meeting.

Certain Relationships and Related-Person Transactions

The Audit Committee of the Board of Directors is responsible for review, approval, or ratification of “related-person transactions” between Concur or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year, and the immediate family members of these persons. Concur has adopted procedures that apply to any transaction or series of transactions in which Concur or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Potential transactions involving related persons are reviewed by Concur’s disclosure controls committee. The disclosure controls committee considers whether a transaction may constitute a “related-person transaction” and, if so, any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether any such transaction constitutes a “related-person transaction” and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. There were no “related-person transactions” identified in fiscal 2012.

Section 16(a) Beneficial Ownership and Reporting Compliance

Concur’s directors and officers, and any persons who own more than 10% of Concur’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership with the SEC. Specific due dates have been established by the SEC, and Concur is required to disclose in this Proxy Statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal 2012 as furnished to Concur and written representations from Concur’s directors and officers, Concur believes that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for such fiscal year, other than a Form 4 for Elena A. Donio, which was filed on August 15, 2012 for a transaction that occurred on August 10, 2012.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of Concur, as required by applicable securities laws and the rules of the SEC and NASDAQ listing standards. A copy of the Code of Business Conduct and Ethics is posted on our website at www.concur.com.

Stockholder Communications

Stockholders may contact an individual director, the Lead Independent Director, our Board of Directors as a group, or a specified Board committee or group, including the non-employee directors as a group, by contacting Concur’s Corporate Secretary, Kyle Sugamele, through the following means.

Website:	www.concur.com
Phone:	(425) 702-8808
Mail:	Corporate Secretary
Concur Technologies, Inc.
18400 N.E. Union Hill Road
Redmond, Washington 98052

Each communication should specify the applicable addressee or addressees to be contacted. Management will initially receive and process communications before forwarding them to the addressee(s). We also may refer communications to other departments in Concur. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about Concur.

Our Board of Directors

General

Concur’s Board of Directors consists of seven members. Board members are divided into Class I, Class II, and Class III directors, who serve staggered three-year terms. Each director serves for a term ending at the third Annual Meeting of Stockholders following the Annual Meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the Annual Meeting of Stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his earlier death, resignation, or removal.

We ask that our stockholders approve Proposal 1, which nominates Gordon Eubanks, our Class II director nominee, for election at the Meeting to hold office until the 2016 Annual Meeting of Stockholders. Information about the professional background, qualifications, and other board memberships for Mr. Eubanks and the other members of the Board of Directors is provided below.

Meetings and Meeting Attendance

The Board of Directors held nine meetings during fiscal 2012. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which such director served. Directors are encouraged to attend the Meeting. Six directors attended the 2012 Annual Meeting. The Board determined that each of directors Eubanks, McCabe, Seely and Talbot is an independent director as defined in the NASDAQ listing standards.

The Board’s three standing committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Our Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day before a Board meeting. In addition to the quarterly meetings, typically there are special ad hoc meetings each year. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present.

Our Continuing Class I Directors (term to expire in 2015)

S. Steven Singh

S. Steven Singh, age 51, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since 1999. Prior to joining Concur, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves on the boards of directors of CornerStone OnDemand, ClearTrip Inc., Buuteeq, Inc., and ModuMetal. In addition, Mr. Singh serves as a director at the Washington Roundtable, Chairman of the GBTA Foundation, a director of the W Fund, and a member of the Advisory Board for the Foster School of Business at the University of Washington. S. Steven Singh and Rajeev Singh are brothers. We believe Mr. Singh’s specific attributes that qualify him to serve as a member of our Board of Directors include his perspective as one of our founders and as a large stockholder, his experience as our Chief Executive Officer for many years, his extensive knowledge of the expense management and corporate travel management industries, and his related operational expertise, historic knowledge and familiarity with Concur’s evolution and development.

Jeffrey T. Seely	Jeffrey T. Seely, age 58, has been a director of Concur since 2005. From 2008 to August 2010, he served as director and Chief Executive Officer of Recruiting.com Inc. (formerly known as Jobster, Inc.), a provider of on-line corporate recruiting software. From 1998 to 2007, he served as the President and Chief Executive Officer of ShareBuilder Corporation, an on-line brokerage company, and from 2002 to 2007 he served as the Chairman of the Board of Directors of that company. Mr. Seely serves as a trustee of the Washington State Investment Board, which manages the pension fund assets for Washington state employees and retirees. Mr. Seely is a member of our Audit Committee and Nominating and Corporate Governance Committee. We believe Mr. Seely’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience as an entrepreneur and chief executive, and his knowledge of on-line businesses.

Randall H. Talbot	Randall H. Talbot, age 59, has been a director of Concur since 2008. Since January 2011, Mr. Talbot has been Managing Director of Talbot Financial LLC, an investment advisory firm. Mr. Talbot served as director, Chief Executive Officer and President of Symetra Financial Corporation from 2004 to June 2010. Mr. Talbot joined the former parent of Symetra Financial Corporation, Safeco Corporation, in 1998, and from 1998 to 2004 he served as President of Safeco Life Insurance Company. Mr. Talbot serves on the board of directors of Washington Federal, Inc., a savings and loan holding company. Mr. Talbot is our Lead Independent Director and a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe Mr. Talbot’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience as chief executive officer of a large financial institution, and related strategic and operational expertise.

Our Class II Director Nominee

Gordon Eubanks

Gordon Eubanks, age 66, has been a director of Concur since 2005. Mr. Eubanks, a private investor, serves on the boards of directors of Perimeter eSecurity, PeopleAdmin, Inc., and Solera Networks, all private software companies. From October 2006 to November 2006, Mr. Eubanks served as acting Chief Executive Officer and, from 2006 to May 2009, served as a director of Asempra Technologies, a private software company sold in May 2009. From 2005 to 2006, Mr. Eubanks served as Chairman of the Board of Preventsys, an enterprise security software company, which was sold in 2006. Since 2006, Mr. Eubanks has been managing personal investments and working as an advisor to a number of companies. From 1999 to 2005, Mr. Eubanks served as President and Chief Executive Officer of Oblix, Inc., a provider of enterprise identity management solutions that was acquired by Oracle in 2005. From 1984 to 1999, Mr. Eubanks served as President and Chief Executive Officer of Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Eubanks is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe Mr. Eubanks’ specific attributes that qualify him to serve as a member of our Board of Directors include his extensive experience as an entrepreneur and chief executive officer of a large public company, his knowledge of the technology industry generally, and related strategic and governance expertise.

Our Continuing Class III Directors (term to expire in 2014)

Jeffrey T. McCabe	Jeffrey T. McCabe, age 56, has been a director of Concur since 2005. Since 2007, and from 2004 to 2005, Mr. McCabe engaged in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From 2005 to 2007, he served as Chief Executive Officer of Tri-Pen TravelMaster Technologies, LLC, a provider of technology solutions for the travel industry. From 1994 to 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships. Mr. McCabe is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. We believe that Mr. McCabe’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience in senior management at travel and charge-card companies, his strategic consulting experience, and his knowledge of the travel industry.

Edward P. Gilligan

Edward P. Gilligan, age 53, has been a director of Concur since 2008. Mr. Gilligan has been Vice Chairman of American Express Company since 2007 and head of its global consumer, small business and network businesses since October 2009. From 2007 to 2009, he was head of the American Express Global Business-to-Business Group. From 2005 to 2007, he was Group President, American Express International & Global Corporate Services. Prior to that, he had been Group President, Global Corporate Services since 2000 and Group President, Global Corporate Services & International Payments, since 2003. Mr. Gilligan serves on the Concur Board of Directors pursuant to the terms of a Securities Purchase Agreement between Concur and American Express Travel Related Services Company, Inc., a wholly owned subsidiary of American Express Company. Under this agreement, American Express may nominate one person, initially Edward P. Gilligan, to serve on the Concur Board of Directors so long as American Express owns at least 10% of Concur’s outstanding shares of common stock and satisfies other conditions. Pursuant to American Express Company’s internal policy, Mr. Gilligan has waived any compensation he would otherwise be entitled to receive from Concur for his service as a member of our Board of Directors. Mr. Gilligan serves on the board of directors of Zipcar, Inc., a car-sharing network company. We believe Mr. Gilligan’s specific attributes that qualify him to serve as a member of our Board of Directors include his experience in senior management roles at a large financial services company, his familiarity with the travel and charge-card industries, and the perspective he brings as a representative of our largest stockholder.

Rajeev Singh	Rajeev Singh, age 44, has been a director of Concur since 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in 2002, and President in 2005. He earlier served in various roles at Concur, including Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the boards of directors of PaySimple and Apptio, and holds board positions at Partnership for Learning and SeeYourImpact. Rajeev Singh and S. Steven Singh are brothers. We believe Rajeev Singh’s specific attributes that qualify him to serve as a member of our Board of Directors include the experience he brings as one of our founders and our Chief Operating Officer for many years, his extensive knowledge of the expense management and corporate travel management industries, and related familiarity with the operations of Concur.

Board Committees

The Board of Directors has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The membership and authority of each committee is described below, and the committee charters are available on our website at www.concur.com.

Director	Independent Director	Audit	Compensation	Nominating and Corporate Governance

Gordon Eubanks	X	X	X	X

Edward P. Gilligan

Jeffrey T. McCabe	X	X	X	X

Jeffrey T. Seely	X	X		X

Rajeev Singh

S. Steven Singh

Randall H. Talbot	X	X	X	X

Total meetings held in fiscal 2012	N/A	8	7	2

Below is a description of each standing committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The principal functions of the Audit Committee are:

•	overseeing the integrity of Concur’s financial statements and its compliance with related legal and regulatory requirements;

•	monitoring the adequacy of Concur’s accounting and financial reporting, and its internal controls and processes for financial reporting;

•	overseeing Concur’s relationship with its independent auditors, including appointing, evaluating, and setting the compensation of the independent auditors; and

•	facilitating communication among the independent auditors, Concur’s management, and the Board of Directors.

Directors Seely, Eubanks, McCabe, and Talbot are the members of the Audit Committee. Each member of the committee meets the independence and other requirements to serve on our Audit Committee under applicable SEC rules and NASDAQ listing standards. The Board of Directors has determined that Mr. Seely is an “audit committee financial expert” as defined by the rules of the SEC. The report of the Audit Committee is provided below.

Compensation Committee

The principal functions of the Compensation Committee are:

•

Reviewing, approving, and making recommendations to the Board of Directors regarding all forms of salary, bonus, and stock compensation provided to executive officers of Concur, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by Concur and the shares and amounts reserved thereunder;

•	overseeing the overall administration of Concur’s equity-based compensation and stock option plans; and

•	addressing such other compensation matters as may from time to time be directed by the Board of Directors.

Directors Eubanks, McCabe, and Talbot are the members of the Compensation Committee. Each member of the committee meets the independence and other requirements to serve on our Compensation Committee under applicable SEC rules and NASDAQ listing standards. The report of the Compensation Committee is provided below.

Compensation Consultant

The Compensation Committee retains Compensia, Inc. (“Compensia”) to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Compensia also evaluates equity compensation programs generally. It also consults with the Compensation Committee about its recommendations to the Board of Directors on chief executive officer and director compensation.

Consultant Independence

Compensia is directly accountable to the Compensation Committee. To maintain the independence of the firm’s advice, Compensia does not provide any services for Concur other than those described above. In addition, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules, and no conflict of interest was identified.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are:

•	assisting the Board of Directors in identifying, evaluating, and nominating candidates to serve as members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for the next Annual Meeting of Stockholders;

•	reviewing and making recommendations to the Board of Directors regarding the composition and operations of the Board; and

•	reviewing and making recommendations to the Board of Directors regarding corporate governance policies and ethical conduct.

Directors McCabe, Eubanks, Seely, and Talbot are the members of the Nominating and Corporate Governance Committee. Each member of the committee meets the independence and other requirements to serve on our Nominating and Corporate Governance Committee under applicable SEC rules and NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or at any time was, an officer or employee of Concur or any of its subsidiaries, and none had any related-person transaction or relationship with Concur. None of Concur’s executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving on Concur’s Board of Directors or Compensation Committee during the most recently completed fiscal year.

Director Compensation

Only Board members who are not Concur employees are separately compensated for serving as members of the Board. Accordingly, Mr. Steven Singh and Mr. Rajeev Singh are not separately compensated for serving as members of the Board. In addition, Mr. Gilligan has waived all compensation for serving as a Board member, consistent with the internal policy of American Express Company. Currently, annual director compensation for our non-employee directors consists of cash and an award of restricted stock units, as follows:

Position	Annual Cash Payment	Annual Grant of Restricted Stock Units
All Non-employee Directors (1)	$60,000	A number of restricted stock units having a value of $215,000 at time of grant (2)

Lead Independent Director	Additional $20,000	—

Chairman of the Audit Committee	Additional $25,000	—

Member of the Audit Committee	Additional $12,500	—

Chairman of the Compensation Committee	Additional $15,000	—

Member of the Compensation Committee	Additional $7,500	—

Chairman of the Nominating and Corporate Governance Committee	Additional $10,000	—

Member of the Nominating and Corporate Governance Committee	Additional $5,000	—

(1)	Mr. Gilligan has waived all compensation for serving as a Board member, consistent with American Express Company’s internal policy.

(2)	Based on the average of the closing sale prices of Concur common stock as quoted on The NASDAQ Stock Market for the thirty consecutive trading days ending with the trading day that is one trading day prior to the grant date.

The cash and restricted stock units are awarded on March 15 of each year for service during the preceding 12 months. Restricted stock units are awarded to outside directors under our 2007 Equity Incentive Plan, and fully vest on the first anniversary of the grant date. All directors are reimbursed for reasonable travel expenses incurred to attend Board and committee meetings.

The following table shows the compensation earned in fiscal 2012 by the non-employee members of our Board of Directors. Mr. Steven Singh’s and Mr. Rajeev Singh’s compensation is detailed in “Executive Compensation” of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Randall H. Talbot	105,000	221,469	326,469

Jeffrey T. Seely	90,000	221,469	311,469

Gordon Eubanks	92,500	221,469	314,169

Jeffrey T. McCabe	90,000	221,469	311,469

Edward P. Gilligan (2)	—	—	—

(1)	Represents the grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. In fiscal 2012, each non-employee director other than Mr. Gilligan was awarded a restricted stock unit covering 3,693 shares, settling in full on March 15, 2013.

(2)	Pursuant to American Express Company’s internal policy, Mr. Gilligan has waived any compensation he is entitled to receive from Concur for his service as a member of our Board of Directors.

Amended and Restated 2007 Equity Incentive Plan

We ask that our stockholders approve Proposal 2, which amends and restates the 2007 Plan in its entirety, including amendments to increase the authorized number of shares of common stock available for issuance thereunder by 4,600,000 shares and to make certain technical amendments to enable shares withheld or remitted to Concur to satisfy a participant’s tax withholding obligations related to awards issued under the 2007 Plan to become available for issuance under the 2007 Plan.

We are also asking our stockholders to approve the material terms of the 2007 Plan to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated employees (referred to in the Internal Revenue Code of 1986, as amended (“the Code”), as “covered persons”) to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes, even if it exceeds $1.0 million in a single year. In order for future awards under the 2007 Plan to qualify as performance-based compensation, our stockholders must approve the material provisions of the 2007 Plan, as well as the types of performance criteria that may be used as performance factors under the 2005 Plan and the limits on the number of securities that may be granted to any individual in any single year.

This section of this Proxy Statement provides you with more information about the 2007 Plan.

Purpose of the 2007 Plan

The 2007 Plan allows Concur, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the 2007 Plan, or part of the 2007 Plan, has been delegated or permitted by law, to make grants of stock options, restricted stock, restricted stock units, stock appreciation rights and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with Concur’s performance.

The Board of Directors believes that the increase in the number of shares reserved for issuance under the 2007 Plan is in the best interests of Concur and its stockholders because of the continuing need to provide equity-based awards to attract and retain quality employees. Competition for skilled software engineers and other key employees in the software and high technology industries is intense and the use of significant equity-based awards for retention and motivation of such personnel is pervasive in the software and high technology industries. The Board believes that the proposed authorization of additional shares for issuance under the 2007 Plan will provide Concur with additional flexibility to facilitate the expansion and retention of its workforce. The Board of Directors has not made any determinations as to the grant of any equity-based awards that would be covered by the proposed authorization of additional shares for issuance under the 2007 Plan.

Key Terms

The following is a summary of the key provisions of the 2007 Plan.

Term:	January 22, 2007 to January 21, 2017

Eligible Participants:	All employees, directors, consultants, and independent contractors of Concur or any subsidiary of Concur are eligible to receive awards under the 2007 Plan, provided they render bona fide services to Concur. The Compensation Committee will determine which individuals will participate in the 2007 Plan. As of January 18, 2013, there were approximately 2,650 employees and five non-employee directors who were eligible to participate in the 2007 Plan.

Shares Authorized and Available for Grant:	A total of 7,000,000 shares are authorized and reserved for issuance under the 2007 Plan. As of January 18, 2013, only restricted stock units had been granted under the 2007 Plan, 2,389,591 restricted stock units are outstanding and 589,485 restricted stock units are available for grant. The proposed amendments to the 2007 Plan would increase the number of shares of common stock reserved for issuance thereunder by 4,600,000.

Award Types:	Non-qualified stock options

Incentive stock options

Restricted stock

Restricted stock units

Stock appreciation rights

Stock bonuses

Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the 2007 Plan against the maximum number of shares authorized, any full-value award (i.e., issuance of shares pursuant to any award other than a stock option or a stock appreciation right) will reduce the number of shares available for issuance under the 2007 Plan by 1.5 shares for each share of such full-value award (subject to recapture in the event the award is not settled). The proposed amendments to the 2007 Plan would enable shares withheld or remitted to Concur to satisfy a participant’s tax withholding obligations related to awards issued under the 2007 Plan to become available for issuance under the 2007 Plan.

Share Limits on Awards:	No more than 1,200,000 shares may be granted to any individual under the 2007 Plan during any calendar year, other than new employees, who are eligible to receive up to 1,500,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the Code, if applicable. Failure to qualify under this section might result in Concur’s inability to take a tax deduction for part of its performance-based compensation to senior executives. Further, the aggregate number of shares that may be issued pursuant to the exercise of tax-favored “incentive stock options” (as defined in the Code) cannot exceed 25,000,000. The foregoing number takes into account only issuances, and is not adjusted if shares are returned to the 2007 Plan due to having been forfeited or repurchased at their original issue price.

Vesting:	Vesting schedules will be determined by the Compensation Committee when each award is granted. Options will generally vest over four years.

Terms during which Awards may be Outstanding:	Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Concur’s voting power, which shall have a term no longer than five years. Stock appreciation rights will have a term no longer than ten years. Restricted stock unit awards generally will not be outstanding longer than four years from grant. Restricted stock awards and stock bonus awards result in the immediate issuance of shares.

Repricing Prohibited:	Repricing of stock options or stock appreciation rights issued under the 2007 Plan or reducing the exercise price of those options or rights without stockholder approval is prohibited.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options and stock appreciation rights granted under the 2007 Plan may not be less than fair market value (generally, the last reported sale price of Concur common stock on the date of grant, and if that is not a trading day, the last reported sale price of Concur common stock on the trading day immediately prior to the date of grant). On the record date, the closing price of our common stock was $71.18 per share. The term of these awards may not be longer than ten years. The Compensation Committee will determine the other terms and conditions applicable to such award, including vesting and exercisability, at the time of grant.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards and Stock Bonus Awards

The Compensation Committee will determine the terms and conditions applicable to restricted stock awards, restricted stock unit awards and stock bonus awards under the 2007 Plan. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards and stock bonus awards contingent upon continued employment with Concur, the passage of time, or such performance criteria and the level of achievement relative to such criteria, as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include the following criteria, among others, either individually, alternatively or in any combination, applied to either Concur as a whole or to a business unit, affiliate or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years (or a period shorter than a year, if required in the context of the award), on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue or net revenue growth

•	Earnings before interest, taxes, depreciation and amortization, including earnings before interest, taxes, depreciation and amortization as adjusted by Concur in publicly reported statements

•	Operating income, including operating income as adjusted by Concur in publicly reported statements

•	Net income, including net income as adjusted by Concur in publicly reported statements

•	Earnings per share, including earnings per share as adjusted by Concur in publicly reported statements

•	Total stockholder return

•	Return on equity

•	Market share

•	Return on investment

•	Cash flow, including cash flow from operations

•	Employee productivity and satisfaction metrics

•	Economic value added

•	Strategic plan development and implementation (including individual performance objectives that relate to achievement of Concur’s or any business unit’s strategic plan)

•	Individual confidential business objectives

To the extent that an award under the 2007 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of other strategic objectives, in addition to those listed above, as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Awards granted under the 2007 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution except when permitted by the Compensation Committee and then only to certain family members of participants or certain trusts established for their benefit or other entities under their control. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee will administer the 2007 Plan. The Compensation Committee will select the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2007 Plan, establish the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the 2007 Plan and prescribe, amend and rescind any rules and regulations relating to the 2007 Plan. The Compensation Committee may delegate to a committee of directors the ability to grant awards to participants pursuant to guidelines established by the Compensation Committee, so long as such participants are not officers, members of our Board of Directors or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board of Directors may terminate or amend the 2007 Plan at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments”) without stockholder approval to:

•	Permit the repricing of outstanding stock options or stock appreciation rights under the 2007 Plan; or

•	Increase the number of shares that may be issued pursuant to the exercise of “incentive stock options” or broaden the group of employees eligible for the grant of “incentive stock options”; or

•	Otherwise implement any amendment to the 2007 Plan required to be approved by stockholders under the NASDAQ listing standards or the Code.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Concur’s capital structure without consideration, the number and kind of shares available for grant under the 2007 Plan, and subject to the various limitations set forth in the 2007 Plan, the number of shares subject to outstanding awards under the 2007 Plan, and the exercise price of outstanding stock options and of other awards will be proportionately adjusted, subject to any required action by the Board of Directors or the stockholders of Concur and in compliance with applicable securities laws.

In the event of a merger or asset sale, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2007 Plan, the outstanding awards shall expire on the closing of such transaction on such terms and conditions (which may include acceleration of vesting) as provided in the applicable agreement for a given award or as may determined by the Compensation Committee at the time of the negotiation of the transaction or its closing or from time to time.

In the event of a proposed dissolution or liquidation of Concur, outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

ERISA Information

The 2007 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits

Benefits or amounts payable under the amended 2007 Equity Incentive Plan in fiscal 2012 are not determinable. As a result, the table below states benefits or amounts that were actually awarded to our NEOs and other employees identified in the table in fiscal 2012. None of the benefits or amounts awarded below are dependent on the approval of the 2007 Plan.

2007 Equity Incentive Plan
Name and Position	Dollar Value ($)	Number of Units (#)

S. Steven Singh	7,958,250	135,000

Francis J. Pelzer V	2,652,750	45,000

Rajeev Singh	5,305,500	90,000

John Torrey	2,122,200	36,000

Robert Cavanaugh	2,358,000	40,000

All executive officers as a group	29,298,150	497,000

All non-executive directors as a group	885,876	14,772

All non-executive officer employees as a group	55,275,668	921,722

U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to Concur and participants in the 2007 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The summary does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2007 Plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income (and is subject to income tax withholding if granted to an employee) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the length of time the participant held the shares. Concur will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Concur will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied by the participant, then no taxable ordinary income will result upon the exercise of such option (unless immediately followed by a “disqualifying disposition,” see below) and Concur will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Concur will not be entitled to a deduction in respect to such disposition. When no “disqualifying disposition” of the shares is made in the year of exercise, then the difference between the fair market value of the shares at the time of exercise and the price paid by the participant for the shares is used to calculate whether the participant is subject to alternative minimum tax in that year. Concur receives no corresponding deduction if the option exercise subjects the participant to alternative minimum tax.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will have taxable ordinary income in the year of such disposition in an amount equal to the lesser of: (i) the gain realized on such disposition and (ii) the difference between the price paid for exercise of the option for those shares and their fair market value on the date of exercise. Generally, any gain realized on the disposition in excess of the amount treated as ordinary income or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Concur will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income (and is subject to income tax withholding), and Concur generally will be entitled to a corresponding tax deduction.

Restricted Stock and Stock Bonuses

A participant receiving restricted stock (meaning stock subject to vesting based on satisfaction of service and/or performance criteria) may be subject to income tax in one of two ways, either: (i) as the restrictions lapse (in other words, as the shares become vested) or (ii) at the time the shares are issued if the participant timely elects such treatment with the IRS under Section 83(b). In either of those circumstances, the taxable value of a share is the difference between its fair market value at that time and the amount (if any) paid for the share. This value is taxed as ordinary income and is subject to income tax withholding if granted to an employee. Concur receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock. A stock bonus that is of shares that are subject to vesting is taxable as described above for restricted stock and the timing and amount of Concur’s deduction is the same. A stock bonus of shares that are vested on issue is taxable as ordinary income to the participant at the time of issue and is subject to income tax withholding. Concur receives a tax deduction at the same time and for the same amount taxable to the participant.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests and the income is subject to income tax withholding if granted to an employee. Concur generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income. Upon the sale of any shares received under a restricted stock unit award, any gain or loss based on the difference between the sale price and the fair market value will be taxed as capital gain or loss, depending on the holding period.

Section 162(m) Limit

The plan is intended to enable Concur to provide certain forms of performance-based compensation to certain of our executive officers that will meet the requirements for tax deductibility under Section 162(m). Section 162(m) provides that, subject to certain exceptions, Concur may not deduct compensation paid to any one of certain executive officers in excess of $1.0 million in any one year. Section 162(m) excludes from the $1.0 million limitation compensation that is earned through achievements timely established and certified by certain members of our Compensation Committee that are based on the performance criteria disclosed above and set forth in the 2007 Plan (so long as such performance criteria has been approved by our stockholders). To obtain the benefits of this exclusion of certain performance compensation from the limitations of Section 162(m), we are asking the stockholders to re-approve the 2007 Plan. In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants of restricted stock or restricted stock units under the 2007 Plan to covered persons from the 4,600,000-share increase that is the subject of this Proposal 2.

Additional Information

As of January 18, 2013:

•	584,340 stock options and no stock appreciation rights were outstanding under our equity plans;

•	The weighted average exercise price of all our outstanding options was $11.8951;

•	The weighted average remaining term of all outstanding options was 2.40 years;

•	The aggregate number of restricted stock units under all plans that have not vested or been earned is 2,389,591;

•	The total number of shares available for grant under the Concur 2007 Equity Incentive Plan was 884,228; and

•	The total number of shares available for grant as restricted stock units under the Concur 2007 Equity Incentive Plan was 589,485.

Executive Officers

The following individuals are our executive officers:

S. Steven Singh, Chief Executive Officer and Chairman of the Board	S. Steven Singh, age 51, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since 1999. Prior to joining Concur, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves on the boards of directors of CornerStone OnDemand, ClearTrip Inc., Buuteeq, Inc., and ModuMetal. In addition, Mr. Singh serves as a director at the Washington Roundtable, Chairman of the GBTA Foundation, a director of the W Fund, and a member of the Advisory Board for the Foster School of Business at the University of Washington. S. Steven Singh and Rajeev Singh are brothers.

Rajeev Singh, President and Chief Operating Officer	Rajeev Singh, age 44, has been a director of Concur since 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in 2002, and became President in 2005. He earlier served in various roles at Concur, including Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the boards of directors of PaySimple and Apptio, and holds board positions at Partnership for Learning and SeeYourImpact. Rajeev Singh and S. Steven Singh are brothers.

Francis J. Pelzer V, Chief Financial Officer	Mr. Pelzer, age 42, joined Concur in May 2010 as its Chief Financial Officer. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank. Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates.

Kyle R. Sugamele, Chief Legal Officer and Corporate Secretary	Mr. Sugamele, age 50, joined Concur in 2000 as its Vice President, General Counsel and Corporate Secretary and became Chief Legal Officer and Corporate Secretary in 2005. From 1995 to 2000, Mr. Sugamele served as Vice President, General Counsel, and Corporate Secretary at Cellular Technical Services Company, Inc., a provider of software solutions for the wireless telecommunications industry. From 1991 to 1995, Mr. Sugamele practiced law at the firm of Mundt MacGregor LLP in Seattle. Prior to that, Mr. Sugamele practiced law at the firm of Graham & Dunn PC in Seattle.

John M. Love, Chief Technology Officer

Mr. Love, age 48, joined Concur in 2006 as its Vice President of Research and Development. In January 2009, he became Senior Vice President of Research and Development and in June 2010 he became Executive Vice President of Technology.

In October 2011, Mr. Love became our Chief Technology Officer. Mr. Love was formerly the Chief Technology Officer of Outtask, Inc., which we acquired in 2006, and a founding member of its management team. He previously served as Vice President of Development at Platinum Technology.

John Torrey, Executive Vice President, Corporate Strategy	Mr. Torrey, age 40, joined Concur in October 2007 and serves as Executive Vice President of Corporate Strategy. Prior to joining Concur, he was an equity research analyst at Adams Harkness, Credit Suisse First Boston Technology Group, and Montgomery & Co., where he was also Director of Research. Mr. Torrey began his career at PricewaterhouseCoopers LLP, where he was a senior manager in the firm’s national office and corporate and operations strategy consultant. Mr. Torrey serves on the boards of directors of ClearTrip Inc., RideCharge, Inc., Evature Technologies (2009) Ltd., and Nor1, Inc.

Robert Cavanaugh, Executive Vice President and General Manager, Americas and Global Accounts	Mr. Cavanaugh, age 43, joined Concur in 1999 and has served in various roles since that time, including: Executive Vice President and General Manager, Americas; Executive Vice President and General Manager, North America; Executive Vice President, Client Development; Executive Vice President, Business Development; Vice President of Business Development; and Senior Director, Consulting Services. Mr. Cavanaugh became Executive Vice President and General Manager, Americas and Global Accounts, in November 2012. Prior to joining Concur, Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000.

Michael L. Eberhard, Executive Vice President and General Manager, Asia Pacific	Mr. Eberhard, age 47, joined Concur in 2003 as its Vice President of Large Market Sales, became Executive Vice President, North American Sales in 2005, became Executive Vice President, Worldwide Sales and Business Development in September 2007, and became Executive Vice President and General Manager, Asia Pacific, in October 2010. Prior to joining Concur, Mr. Eberhard held executive and sales leadership positions at Xign Corporation, a provider of electronic invoice presentment and payment services, Ariba Inc., a provider of spend management solutions, PeopleSoft, a provider of enterprise application software, and Dun & Bradstreet Software Services Inc., a distributor of software for financial, human resources, distribution, and manufacturing applications.

Elena A. Donio, Executive Vice President and General Manager, Worldwide SMB Business Unit	Ms. Donio, age 43, joined Concur in 1998 and has served in various roles since that time, including: Executive Vice President and General Manager, Small & Mid-Size Businesses; Executive Vice President of Emerging Business; Vice President of Marketing; and Vice President of Product Management. Ms. Donio became Executive Vice President and General Manager, Worldwide SMB Business Unit in November 2012. Prior to joining Concur, Ms. Donio was a Senior Manager in Deloitte Consulting’s SAP practice.

M. Isabel Montesdeoca, Senior Vice President and General Manager, EMEA	Ms. Montesdeoca, age 44, joined Concur in April 2009 as its Vice President of Marketing for EMEA. She became our Senior Vice President and General Manager, EMEA in October 2011. Prior to joining Concur, Ms. Montesdeoca held senior roles in marketing, product management, and research and development at companies including Aspect Communications, Gridcom, and Nortel.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about fiscal 2012 compensation for our Chief Executive Officer (“CEO”), our Chief Financial Officer, and our next three most highly-compensated executive officers. These individuals, who we refer to collectively as our “named executive officers” or “NEOs” are:

•	S. Steven Singh, Chief Executive Officer and Chairman of the Board;

•	Francis J. Pelzer V, Chief Financial Officer;

•	Rajeev Singh, President and Chief Operating Officer;

•	John Torrey, Executive Vice President, Corporate Strategy; and

•	Robert Cavanaugh, Executive Vice President and General Manager, Americas and Global Accounts.

This CD&A describes our executive compensation program, as well as changes to the program that we adopted in response to the results of our advisory (nonbinding) “say-on-pay” stockholder vote regarding the compensation paid to our executive officers in fiscal 2011. It also describes how our Board of Directors (“Board”) and Compensation Committee of the Board (“Compensation Committee”) arrived at the specific compensation decisions for our NEOs, and discusses key factors that the Compensation Committee and Board considered in determining their compensation.

In this CD&A, we refer to certain non-GAAP financial measures. Please refer to Appendix B for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Executive Summary

This Executive Summary summarizes our financial results and business highlights for fiscal 2012, describes our response to last year’s stockholder advisory vote on executive compensation, describes key features of our fiscal 2012 executive compensation program, and provides an overview of factors that we believe are relevant to stockholders as they consider the advisory vote on executive compensation.

Fiscal 2012 Financial Results and Business Highlights

Concur is a leading provider of integrated travel and expense management solutions for companies of nearly all industries, sizes and geographies. During fiscal 2012, we continued to drive innovation for travelers, businesses and suppliers and to extend our leadership position in the travel and expense management market. We experienced growth in both number of customers and transaction volumes for our subscription services, reflecting continued high market demand and a high rate of retention of existing subscription services. Our fiscal 2012 financial results and operating highlights include:

•	We added a record number of customers in fiscal 2012, growing to more than 15,000 companies using our services across our global customer base as of the end of fiscal 2012;

•	Fiscal 2012 total revenue was $439.8 million, up 26% over fiscal 2011;

•	Fiscal 2012 non-GAAP pretax income was $78.7 million, or $1.39 per share, compared to $66.3 million, or $1.20 per share, for fiscal 2011;

•	Fiscal 2012 cash flow from operations was $93.6 million, an increase of 22% over fiscal 2011; and

•	The price per share of Concur common stock increased by 98% from $37.23 per share on the last trading day of fiscal 2011 to $73.73 per share on the last trading day of fiscal 2012.

Response to Fiscal 2012 Say-on-Pay Vote

We conducted an advisory vote on executive compensation (“Say-on-Pay Vote”) at our 2012 Annual Meeting of Stockholders. We take seriously this annual opportunity for our stockholders to express their views regarding our executive compensation philosophy, program and practices as disclosed in our proxy statement. Our CEO, the Board, and Compensation Committee value our stockholders’ opinions.

At the 2012 Annual Meeting, 38% of the votes cast in our Say-on-Pay Vote were against the compensation of our NEOs as disclosed in the proxy statement. To the extent there is a significant vote against the compensation of our NEOs, Concur will consider stockholder concerns and the Compensation Committee and Board will evaluate whether any actions are necessary to address those concerns. As a result, we have carefully considered the 2012 Say-on-Pay Vote and its implications for our executive compensation philosophy, program and practices, and for our executive compensation disclosure practices. In fiscal 2012, the Compensation Committee engaged an independent national compensation consulting firm to conduct an overall review of our executive compensation practices. The Compensation Committee also undertook an in-depth analysis of our executive compensation.

In connection with the 2012 Say-on-Pay Vote, our senior management reached out to major stockholders to understand their thinking about our executive compensation programs and policies and reported back to the Compensation Committee. Specifically, both before and after our 2012 Annual Meeting, our CEO and other senior members of management embarked on a multi-pronged effort to gather feedback from key stockholders regarding our executive compensation programs. This outreach included discussions with institutional stockholders (including representatives of mutual fund families, investment managers, non-U.S. investment funds, and pension funds), review of written correspondence submitted by stockholders to the Board or management, internal discussions with employees, analysis of market practices at peer companies, advice from the Compensation Committee’s independent compensation consultant, and discussions with proxy advisory services and corporate governance research firms, regarding our executive compensation programs and Board decisions.

As a result of these discussions and in light of the outcome of our 2012 Say-on-Pay Vote, we modified our executive compensation programs and policies in significant ways, including:

•	Adopted stock ownership guidelines for our CEO and other executive officers, and for members of the Board;

•	Adopted no-hedging and no-pledging policies for our CEO and other executive officers, and for members of the Board;

•	Adopted an executive officer compensation recovery, or “clawback”, policy;

•	Engaged an independent national compensation consulting firm to help us improve our executive compensation practices; and

•	Modified our 2013 executive compensation program to hold executive salaries flat, reduce target bonus opportunities, vary our performance-based equity incentive program metrics from our performance-based cash incentive program metrics, and aligned target total compensation of our chief executive officer roughly with the median compensation level of peer company chief executive officers, as described below under “—Compensation Discussion and Analysis—Changes to Our Executive Compensation Program for Fiscal 2013.”

We believe that we have responded appropriately to the concerns expressed by our stockholders and that our executive compensation arrangements closely align the interests of our NEOs with the interests of our stockholders. Accordingly, the Board recommends that you vote FOR Proposal 4 “Proposals to be Voted on at the Meeting—Advisory Vote on Executive Compensation” at the 2013 Annual Meeting.

Features of our Fiscal 2012 Executive Compensation Program

Key features of our fiscal 2012 executive compensation program align the interests of our NEOs with our long-term strategic direction and the interests of stockholders, and help reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value.

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CEO Pay is Aligned with Performance: Our CEO’s compensation is aligned with our financial performance and stockholder returns. For fiscal 2012, the CEO’s base salary was reduced to $1 per year (effective February 2012) and he was not eligible for a bonus under our cash incentive plan; substantially all of his fiscal 2012 compensation was in the form of performance-based equity awards.

The following chart illustrates the close relationship between our performance in terms of key business metrics and our CEO’s total compensation over the past three years:

Note: Average fiscal year total stockholder return represents the year-over-year change in Concur’s average fiscal year stock price in each applicable fiscal year. Average fiscal year stock price is equal to average closing stock price for each trading day of the applicable year.

•	No Increases in NEO Base Salaries: Fiscal 2012 base salaries for our other NEOs were maintained at fiscal 2011 levels.

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Most Pay is Long-Term Equity Incentive Awards: Over 75% of the fiscal 2012 total compensation for our NEOs is in the form of long-term equity incentive awards, to encourage a long-term perspective among our NEOs.

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Equity Incentive Awards are Linked to Company Performance: Equity incentives are awards in the form of performance-based restricted stock units that are not earned and do not begin to vest until a Company performance target is achieved. If performance targets are achieved, vesting generally occurs over a total of four years.

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Short-Term and Long-Term Incentives are Balanced: Our incentive programs for executive officers (other than our CEO) combine annual cash incentives with more substantial long-term equity incentives to align executive incentives with the Company’s goal of both achieving annual financial performance goals and delivering long-term stockholder value.

•	NEOs Earn Short-Term Cash Incentives Only If We Meet or Exceed Target Metric: If we fail to meet the target metric, NEOs receive no short-term cash incentive compensation.

•	Equity Incentive Awards to NEOs Vest Only if We Meet or Exceed Target Metric: If we fail to meet the target metric, the Performance RSUs granted to NEOs will terminate.

•	Award Caps: The maximum payout under the incentive-based cash compensation plan for fiscal 2012 is capped at two times the target award.

•	No Pledging or Hedging of Company Stock: We have adopted policies prohibiting pledging and hedging of our stock by our executive officers.

•	Stock Ownership Guidelines: We have adopted rigorous stock ownership guidelines for our NEOs and non-employee directors.

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Executive Compensation Clawback Policy: We have adopted an executive compensation recovery, or “clawback,” policy that enables us to recover incentive-based cash compensation under certain circumstances in the event of a financial restatement.

•	No Severance or Change-in-Control Cash Payments: No executives are contractually entitled to cash severance or change-in-control payments.

•	No Special Executive Perks: We do not provide executives with any special pension or retirement programs, or other special perquisites.

•	No Dividend Equivalents on Unvested Long-Term Incentives: We do not pay dividend equivalents on unvested equity awards under our long-term incentive program.

•	No Tax Gross-Ups: Executive officers do not receive tax “gross-ups” on compensation.

•	No Option Repricing without Stockholder Approval: Our equity incentive plan does not permit stock option repricing or other exchange programs without stockholder approval.

•	Independent Compensation Consultant: The Compensation Committee has engaged an independent national consulting firm to help review our executive compensation practices and disclosure.

•	Independent Compensation Committee: All members of the Compensation Committee are independent directors.

Changes to Our Executive Compensation Program for Fiscal 2013

Fiscal 2013 was the Compensation Committee’s first opportunity to alter specific executive compensation arrangements in light of the 2012 Say-on-Pay Vote. In addition to making the changes to our compensation programs and policies highlighted above, the Compensation Committee implemented the following additional executive compensation changes for fiscal 2013:

•	No Executive Base Salary Increases: For fiscal 2013, base salaries for NEOs did not increase.

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Reduced Emphasis on Short-Term Cash Incentives: For fiscal 2013, neither our CEO nor our Chief Operating Officer is eligible for a cash bonus, and target bonus opportunities for our other NEOs were reduced, reflecting our further increased emphasis on performance-based equity compensation.

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Equity Incentive Awards Linked to Economic Value Added: Performance-based restricted stock unit awards for fiscal 2013 are linked to our measure of annualized economic value added, which is a broad measure based on new and incremental revenue contracted for or recognized in a year. In choosing the economic value added performance metric for equity incentive awards, the Compensation Committee believed it was appropriate to utilize a metric for long-term equity incentive awards that was different than the metric used for short-term cash incentives, and to utilize a measure of the Company’s potential future financial performance.

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CEO Total Compensation Approximates Median of Peer Group: For fiscal 2013, the target total compensation of our Chief Executive Officer is roughly aligned with the median total compensation level of chief executives in our 2013 peer group.

Compensation Setting Process

Compensation Philosophy and Design

We operate in a dynamic and competitive business environment, with frequent technological advances, evolving market requirements and newly-emerging competitors. To thrive in this environment, we must continue to enhance our cloud computing business model, develop new services and technologies, identify and implement effective new business strategies, and capitalize on emerging business opportunities. Success in these endeavors requires that we have a highly talented and seasoned leadership team, and we face strong competition with many other technology companies in seeking to attract and retain that skilled management team.

To meet this challenge, we have designed a compensation philosophy to attract, retain, and motivate talented individuals with attractive compensation packages that focus on long-term value creation and reward for achieving our financial and strategic objectives that increase stockholder value. We have designed our compensation policies to achieve the following objectives:

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Competitiveness: We set all components of compensation competitively. We compare our practices and compensation levels to those of appropriate peer companies, without using rigid percentile targets, in order to make better-informed decisions in attracting, retaining, and motivating top executive talent in a competitive environment.

•	Pay for Performance: We tie our cash incentive and equity incentive components of executive compensation to measures of the overall performance of the Company.

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Alignment to Stockholders’ Interests: We structure performance-based compensation, and emphasize equity-based incentive compensation, to align the interests of our NEOs with the interests of our stockholders by rewarding strong performance in selected financial metrics that we believe will lead to creation of long-term stockholder value. Over 92% of our NEO compensation was performance-based for fiscal 2012, with cash incentives and equity incentives to reward executives when we achieve strategic Company objectives that we believe are likely to increase long-term stockholder value. The long-term value of our common stock, in turn, affects the value to individual executives of their equity awards vesting over time.

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Enhanced retention: Our equity incentive awards, which account for a significant percentage of total compensation, are subject to multi-year vesting in addition to performance vesting, which is designed to encourage our talented executives to remain employed with us for the long term and links actual value earned to stockholder returns.

Elements of Compensation

Our current executive compensation program has three primary components:

•	Base salary;

•	Performance-based cash bonuses; and

•	Performance-based equity awards.

For fiscal 2012, our CEO’s target pay mix consisted of 100% performance-based equity compensation (effective February 2012) and for our other NEOs the target pay mix (collectively, at target) was as follows:

CEO Target Pay Mix	NEO Average Target Pay Mix

We utilize these compensation elements because:

•	They are consistent with executive compensation programs among our peer group companies and allow us to compete effectively for highly-qualified talent;

•	Each element supports achievement of one or more of our compensation objectives; and

•	These elements have been effective over time.

Our NEOs participate in our employee benefit plans on the same basis as all other employees. These plans include medical, dental, vision and group life insurance, an employee assistance program, short-term and long-term disability insurance, accidental death and dismemberment insurance, and our 401(k) plan. We have no separate or enhanced benefit programs for our executives.

Role of the Compensation Committee

The Compensation Committee oversees our executive officer compensation program, and designs, approves and recommends to the Board for approval by the independent members of the Board, all compensation of our executive officers, including the form and amount of executives’ salary, bonus, and equity-based compensation. It also oversees the administration of our cash-based and equity-based incentive plans, and addresses other compensation matters as the Board may direct from time to time.

In determining the form and amount of salary, bonus, and equity compensation for executives, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to our performance and prospects. Although the Compensation Committee typically receives and reviews competitive positioning data in the course of its annual compensation review, this data only provides reference points for the Compensation Committee’s decision-making. The Compensation Committee also receives input from our

CEO on the appropriate level and form of compensation for executives who report to him. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the compensation elements and amounts for our executives, including the NEOs. Depending upon Company and individual performance, the total compensation of our executives, including the NEOs, as well as individual compensation elements, may be within, below, or above the range for their positions among comparable companies.

The Compensation Committee’s charter allows it to delegate to one or more committee members, and to our CEO, the authority to determine compensation of employees who are not executive officers. It also permits the Compensation Committee to engage a compensation consultant.

Role of our Chief Executive Officer

Our CEO provides general guidance to the Compensation Committee with respect to compensation for the executives who report to him, including the other NEOs, and reviews their performance at least annually, and sometimes more often. Our CEO considers all relevant factors in his review, including each NEO’s performance and accomplishments during the year, areas of strength and areas for development and our overall corporate and financial performance. The Compensation Committee takes our CEO’s general guidance into consideration when approving executive compensation. Our CEO generally attends meetings of the Compensation Committee; however, the Compensation Committee’s consideration and determination of CEO compensation occurs without CEO attendance or participation.

Role of Compensation Consultant

Beginning with fiscal 2012, the Compensation Committee has engaged Compensia to act as its independent compensation consultant and has directed Compensia to conduct a review and analysis of our executive compensation program. In measuring the effectiveness of the executive compensation arrangements in supporting our business strategy and its reasonableness as compared to the compensation practices of our peer group companies, Compensia advised the Compensation Committee on the following:

•	Peer group assessment methodology;

•	Trends and regulatory developments for executive compensation in fiscal 2012;

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The size and structure of the cash components of our executive compensation program (i.e., base salary, target cash bonus levels, and performance measures) relative to our peer group and the broader technology company market;

•	The cost and potential dilution to our stockholders of equity incentives relative to our peer group;

•	Risk mitigation; and

•	Disclosure about our executive compensation.

In the course of fulfilling these responsibilities, representatives of Compensia attended Compensation Committee meetings and met with management from time to time to gather relevant information. While the Compensation Committee takes the input of Compensia into consideration, all of the Compensation Committee’s executive compensation decisions, including the specific amounts paid to our executive officers, are made through the exercise of its own judgment and may reflect factors and considerations other than the information and recommendations provided by Compensia. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

Competitive Positioning

In fiscal 2011, the Compensation Committee reviewed the compensation data from a peer group consisting of 25 comparable companies, which were similar to Concur based on various financial metrics, industry, growth and market position. The Compensation Committee determined that it was appropriate to revise our list of peer group companies for fiscal 2012 to take into account our improved financial position and growth trajectory.

Accordingly, in connection with its executive compensation review for fiscal 2012, which took place during September and October 2011, our independent compensation consultant provided the Compensation Committee with an analysis of our 2011 peer group. In updating the composition of our peer group for fiscal 2012, the Compensation Committee considered, among other things, companies that were similar to us in terms of one or more of the following factors:

•	Primary focus on software, especially software-as-a-service;

•	Revenue between approximately $210 million and $860 million, which represented multiples of our revenue in the range between approximately 0.5 times to 2.0 times;

•

Market capitalization between approximately $650 million and $4.8 billion, which represented multiples of our market capitalization in a range between approximately 0.33 times to 3.0 times (a broader range than the range of revenue multiples to reflect the impact of market volatility); and

•	Annual revenue growth greater than 10%.

Using these criteria and with the assistance of our independent compensation consultant, the Compensation Committee agreed upon a peer group of 20 publicly-traded companies in the Internet software and services, application software, systems software, and broader technology sectors to represent peer group companies to review in connection with our fiscal 2012 executive compensation decisions (“2012 Peer Group”), as follows:

Advent Software, Inc.	Rovi Corp. (f/k/a Macrovision Corp.)

Ancestry.com Inc.	Manhattan Associates, Inc.

Ariba Inc.	MicroStrategy Incorporated

athenahealth, Inc.	Rackspace Hosting, Inc.

Blackbaud, Inc.	SS&C Technologies Inc.

CommVault Systems, Inc.	Successfactors, Inc.

DealerTrack Holdings, Inc.	Taleo Corp.

Fortinet, Inc.	The Ultimate Software Group, Inc.

Informatica Corporation	TIBCO Software Inc.

JDA Software Group Inc.	Websense Inc.

During August and September 2012, our independent compensation consultant provided the Compensation Committee with an analysis of our executive compensation program based on compensation information drawn from the pay practices of an updated group of peer companies. This updated peer group was generally determined in the same manner as the 2012 Peer Group but reflects our revenue and market capitalization growth from the prior year. This peer group, which was adopted by the Compensation Committee for fiscal 2013, consists of the following 18 publicly-traded companies (“2013 Peer Group”):

Advent Software, Inc.	LinkedIn Corp.

Ancestry.com Inc.	MicroStrategy Incorporated

Ariba Inc.	NetSuite Inc.

athenahealth, Inc.	Rackspace Hosting, Inc.

Blackbaud, Inc.	SolarWinds, Inc.

CommVault Systems, Inc.	SS&C Technologies Inc.

DealerTrack Holdings, Inc.	The Ultimate Software Group, Inc.

Fortinet, Inc.	TIBCO Software Inc.

Informatica Corporation	VeriSign Inc.

Based on the Compensation Committee’s review, with input from our independent compensation consultant, the Compensation Committee removed companies from the 2012 Peer Group for the following reasons: low growth and market capitalization, low market cap to revenue multiples as compared to ours, being situated outside of our industry, and acquisitions. The Compensation Committee added companies to the 2013 Peer Group for the following reasons: recent public offerings, similar industry space, and similar market cap to revenue multiples.

Fiscal 2012 Compensation Program and Decisions

For fiscal 2012, the Compensation Committee assessed our executive compensation levels in light of data provided by the Compensation Committee’s independent compensation consultant, which included publicly available information and executive compensation analysis of our 2012 Peer Group pay levels. As a result of this assessment, the Compensation Committee approved our fiscal 2012 executive compensation arrangements.

The Compensation Committee determined, considering the Company’s expectations for high growth and consequent expected increases in stockholder value, that it was appropriate for our NEOs to have the opportunity to earn relatively high compensation for Company performance in a range that we expected to be superior to comparable company performance. The Compensation Committee believes that targeting compensation at these levels is necessary in order to align executive performance and rewards to our aggressive business goals, reflect a strong retention orientation, provide competitive pay in light of the competitive technology talent market, and reward success for achieving our ongoing strategic and functional imperatives that will drive stockholder value. The high proportion of total compensation for our NEOs that was represented by performance-based cash and equity awards (so it is “at risk”), meant that total compensation for executives would be substantially lower if target performance was not achieved. The Compensation Committee also believes that our strong performance in recent years, as indicated by our substantial growth compared to the 2012 Peer Group, and the fact that a significant percentage of each executive officer’s total compensation is tied to performance, supports our executive compensation positioning.

The Compensation Committee believes that our CEO is uniquely qualified to drive execution and innovation and we believe he will promote long-term stockholder value because of his experience and strategic acumen, effective leadership and demonstrated record of success. Our compensation program and decisions for the CEO in fiscal 2012 reflect a strong performance orientation and competitive pay in light of the very competitive market for executive leadership in the technology industry, which the Compensation Committee believes will reward his success in achieving our ongoing strategic and functional imperatives.

Base Salaries

We use base salaries to compensate our NEOs for their basic service as senior members of our management team, regardless of stockholder returns or our performance relative to our financial objectives. Salaries also serve an important retention function.

In fiscal 2012, as part of our alignment of CEO pay to Company performance and at our CEO’s initiative, we adjusted his base salary to $1 per year and made him ineligible to receive performance-based cash incentive awards. This change reflected the Compensation Committee’s determination that neither base salary nor cash incentives based on base salary were significant compensation elements for our CEO at this time. Our CEO received his base salary prior to this change going into effect in February 2012. The Compensation Committee focused our CEO’s compensation on performance-based equity awards because it believed they were a more appropriate way to link his compensation to long-term stockholder interests. We believe this structure encourages our CEO to promote our success and strongly aligns his compensation with the long-term interests of our stockholders. The Compensation Committee also determined that equity compensation and our CEO’s existing stock ownership were sufficient retention incentives for him.

In determining appropriate fiscal 2012 base salaries for NEOs other than our CEO, the Compensation Committee and Board considered comparable company information, our executives’ base salaries for fiscal 2011, the CEO’s recommendations, considerations of internal equity among NEOs, and subjective assessments of each executive’s position, experience, responsibilities and performance. As a result of these considerations, our NEOs received no base pay increases in fiscal 2012, reflecting the Compensation Committee’s determination that existing salary levels were adequate.

For fiscal 2011 and 2012, base salaries for our NEOs were as follows:

Named Executive Officer	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary

S. Steven Singh	$500,000	$1	(1)

Francis J. Pelzer V	$350,000	$350,000

Rajeev Singh	$450,000	$450,000

John Torrey	$325,000	$325,000

Robert Cavanaugh	$360,000	$360,000

(1)	Effective February 2012.

Performance-based Cash Incentives

Our performance-based cash incentives are intended to motivate our NEOs to achieve pre-established corporate financial or operational goals that we expect to increase long-term stockholder value and link actual value earned to stockholder returns. Our CEO was not eligible to participate in our annual cash incentive program in fiscal 2012. Whether an NEO receives a bonus under these arrangements, and the amount of that bonus, depends primarily on the Company’s performance on a broad corporate objective. The Compensation Committee and the Board believe that Company-wide incentives foster teamwork among senior management and throughout the Company. The Compensation Committee and the Board also believe that consistently achieving better-than-expected financial results increases stockholder value and should be reflected in superior executive compensation.

Under our annual cash incentive plan for fiscal 2012, known as our Corporate Bonus Plan, our NEOs were only eligible to receive bonuses if the Company achieved results, measured as non-GAAP pre-tax earnings per share, that were equal to or greater than $1.30 per share. The maximum bonus that could be earned under this program was 200% of the target bonus for each NEO, which would be earned if Company performance was at least 140% of the target. For each percentage point achievement above the target threshold, cash bonuses would be increased by 2.5%, up to the maximum cash bonus of 200%. The Compensation Committee has the authority to exercise negative discretion to reduce the final award for each executive. For results below the performance target, bonuses would not be paid.

For fiscal 2012, our NEOs were eligible for cash bonus opportunities under the Corporate Bonus Plan, as follows:

Named Executive Officer	Fiscal 2012 Target Cash Bonus Opportunity (% of Base Salary)	Fiscal 2012 Target Cash Bonus Opportunity ($)

S. Steven Singh (1)	—	—

Francis J. Pelzer V	107%	$375,000

Rajeev Singh	128%	$575,000

John Torrey	85%	$275,000

Robert Cavanaugh	74%	$265,000

(1)	Our CEO was not eligible to receive a cash incentive bonus for fiscal 2012.

In determining the target bonus opportunities for our NEOs, the Compensation Committee and the Board considered the position, experience, responsibilities, other compensation, and performance of each NEO, his previous target bonus, the Company’s performance and performance trajectory, and recommendations by our CEO. The Compensation Committee and the Board also reviewed the comparable company data for annual cash incentives (target and actual) for our 2012 Peer Group, and considered internal pay equity among NEOs other than the CEO. The Compensation Committee set fiscal 2012 target bonuses at the same levels that were in effect for the prior year, which the Compensation Committee considered adequate.

The Compensation Committee and the Board selected fiscal 2012 non-GAAP pre-tax earnings per share as the metric that would determine annual NEO bonuses for fiscal

2012 based on recommendations from the CEO and in consultation with the Compensation Committee’s independent compensation consultant. We believe this metric is a broad measure of overall Company financial performance for the year.

Ultimately we achieved non-GAAP pre-tax earnings per share of $1.39, which was approximately 107% of target performance level. The calculated bonus under the Corporate Bonus Plan for performance at this level would yield bonuses for eligible NEOs at approximately 117.5% of target. However, at the suggestion of our CEO, our Compensation Committee and Board, exercising their negative discretion under the plan, determined to pay eligible NEOs approximately 107% of their respective target cash bonus amounts for fiscal 2012. Specific amounts paid to our NEOs are shown in the Summary Compensation Table below.

Performance-based Equity Incentives

Equity incentive compensation is intended primarily to motivate our NEOs to pursue strategies that increase long-term stockholder value, and secondarily to help retain executives. In fiscal 2012, our equity incentives consisted of performance-based restricted stock units (“RSUs”) granted under our stockholder-approved 2007 Equity Incentive Plan. Our emphasis on performance-based equity compensation is consistent with our practices over the past several years, reflecting the Compensation Committee’s and Board’s determination that performance-based equity awards are an appropriate way to link executive compensation to long-term stockholder interests in regards to business growth and stock price appreciation. These RSUs generally vest over four years after the performance vesting condition is satisfied, which the Compensation Committee and the Board believe encourages retention of executive leadership.

In determining equity awards for our NEOs, the Compensation Committee and the Board considered comparable company equity compensation practices, including certain equity dilution measures such as annual burn rate and compensation expense and total equity overhang levels. In addition, the Compensation Committee reviewed equity awards in terms of value and percentage of outstanding shares for comparable executive positions among the peer group companies.

While the Compensation Committee reviewed the realized and realizable value of prior equity awards, it determined target annual equity awards for our NEOs primarily with reference to the annual long-term incentive practices of our 2012 Peer Group. The Compensation Committee believes that equity awards create strong incentives to foster future stockholder return, and making those awards on a regular annual basis promotes retention and reduces the risk that larger more irregular awards could have significant disincentive effects.

We selected RSUs as the primary form of equity award for executives in order to link executive officer compensation directly to the value of our common stock, to encourage increasing stockholder value over the long term, and to promote executive officer retention. Importantly, our RSU awards are subject to both performance-based vesting and time-based vesting. These performance-based restricted stock units (“Performance RSUs”) do not begin time-based vesting for the executive unless the Company first meets a financial performance target set by the Compensation Committee and Board at the beginning of the fiscal year. We believe this closely links executive incentives with the interests of stockholders, and encourages executive retention.

For fiscal 2012, Performance RSUs were awarded with a two-trigger vesting arrangement: First, the awards were subject to achievement of an annual corporate financial target, which was $1.15 non-GAAP pre-tax earnings per share. If the target was achieved, the Performance RSU award was subject to time-based vesting and generally vests in four equal annual installments on the anniversary of the grant date. On each such vesting date, the executive receives shares, net of tax withholding.

For fiscal 2012, our NEOs were eligible to earn Performance RSUs as follows:

Named Executive Officer	Fiscal 2012 Performance RSU Award Opportunity
S. Steven Singh	135,000

Francis J. Pelzer V	45,000

Rajeev Singh	90,000

John Torrey	36,000

Robert Cavanaugh	40,000

The Compensation Committee and the Board believe that the more senior an executive, the more his or her compensation should be “at-risk” – meaning that the executive will not realize value unless a performance goal is achieved. We believe this approach is appropriate because our executive officers have significant influence on our performance, with our CEO having the most significant influence. In determining the magnitude of awards for our NEOs, the Compensation Committee and the Board considered the position, experience, responsibilities, other compensation and performance of each NEO, the Company’s performance and performance trajectory, internal pay equity among NEOs other than the CEO, and recommendations by our CEO. The Compensation Committee and the Board also considered the current value of our common stock, stock dilution, outstanding equity awards that were vested and unvested, and reviewed the comparable company data for equity awards for our 2012 Peer Group. After these considerations, in fiscal 2012 the Compensation Committee and the Board granted the NEOs an aggregate of 346,000 RSUs, or approximately 0.63% of our total shares outstanding.

Equity Award Procedures

All equity awards for NEOs and other executive officers are approved by the Compensation Committee and the independent members of our Board, but the Compensation Committee and the Board have delegated to the CEO the authority to make equity awards to employees who are not executive officers, within certain limitations on aggregate grants and specific award terms. Stock options approved by the Compensation Committee and the Board are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant. Except in the case of a promoted or new executive officer, equity awards to executive officers are typically approved annually when annual grants are made to other key employees.

Other Compensation Policies and Information

Executive Benefits and Perquisites

Our NEOs are eligible for the same benefits that are made available to our other U.S.-based full-time employees, including our 401(k) plan, employee stock purchase plan, health care plan, life insurance plans, and other welfare benefit programs.

During fiscal 2012, we did not provide any other perquisites or benefits to our NEOs.

Post-employment Compensation

We have no severance arrangements or “change-in-control” agreements with our NEOs that would entitle them to cash severance benefits or payments in the event of a change-in-control of the Company, such as a tender offer or merger resulting in us being acquired by another company.

Stock Ownership Guidelines

The Board adopted guidelines in December 2012, which will now require that our CEO, certain other executive officers, and members of our Board to own shares of our common stock to further align their interests with those of our stockholders. These guidelines require that each executive and director must directly own common stock having a market or intrinsic value (i.e., paper gain for vested, unexercised stock options), whichever is higher, equal to:

•	For our CEO, three times his or her annual base salary (based on median base salary of peer group chief executives if our CEO has no or nominal base salary);

•	For all other executive officers, one times his or her annual base salary; and

•	For each non-employee director, three times his or her annual cash retainer (guidelines do not apply to uncompensated non-employee directors).

Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years following adoption of the guidelines or five years after commencing service, when service begins after the guidelines are adopted. The Compensation Committee will review compliance with these guidelines on an annual basis.

These stock ownership guidelines were established after taking into consideration the Compensation Committee’s review of ways to enhance risk mitigation and market practices of other technology companies with stock ownership guidelines for executive officers and directors.

Derivatives Trading, Anti-hedging and No Pledging Policy

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging and pledging transactions or other inherently speculative transactions with respect to our stock. We adopted this policy as a matter of good corporate governance, and because prohibiting such transactions for executives, the compensatory value of equity awards on both the upside and the downside remains strong.

Executive Compensation Recovery (“Clawback”) Policy

The Board has adopted an executive compensation recovery, or “clawback,” policy requiring the reimbursement of excess incentive-based cash compensation provided to the Company’s executive officers in the event of certain restatements of the Company’s financial statements. The policy allows the Company to clawback incentive-based cash compensation from executive officers who were actually involved in the fraud or misconduct that triggered the accounting restatement to the extent that the cash compensation was in excess of what would have been paid under the accounting restatement. This policy is applicable to all incentive-based cash compensation paid after implementation of the policy, and it covers the three-year period preceding the date on which the Company is required to prepare the accounting restatement. For executive officers not eligible for incentive-based cash compensation, the policy is implemented with reference to median non-equity incentive compensation for comparable executives at appropriate peer companies. This policy will be amended to comply with the final regulations under the Dodd-Frank Wall Street Reform Act when they are adopted by the SEC.

Deductibility of Executive Compensation

Section 162(m) generally limits to $1.0 million the amount of compensation for certain highly compensated officers that we may deduct for federal income tax purposes in any single year. The Compensation Committee and Board determined not to limit our executive compensation to amounts that are deductible under Section 162(m). However, in fiscal 2012, the Compensation Committee granted annual cash-based incentive awards and performance-based RSUs that were intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and therefore exempt from the deduction limit.

Compensation Risk Assessment

In fiscal 2012, the Compensation Committee and management considered whether our compensation programs for employees create incentives for employees to take excessive or unreasonable risks that could materially harm the Company. The Compensation Committee believes that our compensation plans are typical for companies in our industry and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Fiscal 2012 Compensation Tables

Summary Compensation Table

The following table lists the annual compensation for our CEO, our Chief Financial Officer, and the next three most-highly compensated persons serving as executive officers as of September 30, 2012.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (2) ($)	Total ($)

S. Steven Singh,	2012	208,333	(3)	7,958,250	N/A		354	8,166,937
Chief Executive Officer and Chairman of the Board of Directors	2011	500,000		4,365,900	600,000	(4)	1,836	5,467,736
	2010	483,333		3,131,250	623,801	(4)	1,378	4,239,762

Francis J. Pelzer V,	2012	350,000		2,652,750	401,250		354	3,404,354
Chief Financial Officer	2011	350,000		1,940,400	350,000	(4)	326	2,640,726
	2010	130,000		1,795,200	233,926	(4)	—	2,159,126

Rajeev Singh,	2012	450,000		5,305,500	615,250		354	6,371,104
President and Chief Operating Officer	2011	450,000		3,638,250	550,000	(4)	4,236	4,642,486
	2010	433,333		2,505,000	571,818	(4)	2,978	3,513,129

John Torrey,	2012	325,000		2,122,200	294,250		354	2,741,804
Executive Vice President, Corporate Strategy	2011	325,000		1,552,320	275,000	(4)	326	2,152,646
	2010	322,495		1,195,880	285,909	(4)	388	1,804,672

Robert Cavanaugh,	2012	360,000		2,358,000	283,550		354	3,001,904
Executive Vice President and General Manager, Americas	2011	328,333		1,649,340	234,000	(4)	326	2,211,999
	2010	258,702		1,195,880	485,100	(4)(5)	388	1,940,070

(1)	Represents the aggregate grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

(2)	Reflects life insurance and accidental death and disability premiums paid by Concur for the benefit of the NEO.

(3)	Reflects reduction of CEO annual base salary to $1.00 effective February 2012.

(4)	The amounts reported for fiscal 2010 and fiscal 2011 differ from those disclosed in our 2012 Proxy Statement, which disclosed the amounts actually paid to each NEO in the applicable fiscal year rather than the amounts earned by each NEO in the applicable fiscal year.

(5)	Reflects sales commissions paid in the referenced fiscal year pursuant to Mr. Cavanaugh’s sales commission plan.

Grants of Plan-Based Awards During Fiscal Year

The following table shows all plan-based awards granted to our NEOs during fiscal 2012. The restricted stock unit awards are also reported in the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
S. Steven Singh (4)	2/29/2012	—	—	—	—	135,000	(5)	135,000	7,958,250

Francis J. Pelzer V	2/29/2012	—	375,000	750,000	—	45,000	(6)	45,000	2,652,750

Rajeev Singh	2/29/2012	—	575,000	1,150,000	—	90,000	(6)	90,000	5,305,500

John Torrey	2/29/2012	—	275,000	550,000	—	36,000	(6)	36,000	2,122,200

Robert Cavanaugh	2/29/2012	—	265,000	530,000	—	40,000	(6)	40,000	2,358,000

(1)	Amounts are payable only if the Company achieves target performance of non-GAAP pre-tax earnings per share. The maximum bonus that can be earned under this program is 200% of the target bonus amount, which may be earned if Company performance is at least 140% of target.

(2)	Reflects Performance RSUs, which can be earned only if the Company achieves target performance of non-GAAP pre-tax earnings per share, and subject to time-based vesting as described in note 5 and note 6.

(3)	Amounts represent the grant date fair value, computed in accordance with ASC Topic 718, of RSU awards in fiscal 2012.

(4)	Our CEO was not eligible to receive a cash incentive bonus for fiscal 2012.

(5)	RSU award vests as follows: vesting is contingent on our achievement of target fiscal 2012 non-GAAP pre-tax earnings per share and, if such contingency is satisfied, the award vests 36.25% on January 15, 2013 and 21.25% annually thereafter until 100% vested on January 15, 2016.

(6)	RSU award vests as follows: vesting is contingent on our achievement of target fiscal 2012 non-GAAP pre-tax earnings per share and, if such contingency is satisfied, the award vests 25% on January 15, 2013 and 25% annually thereafter until 100% vested on January 15, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2012. The RSU awards granted in fiscal 2012 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table in this Proxy Statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
S. Steven Singh	—	—			255,000	18,801,150

Francis J. Pelzer V	—	—			95,000	7,004,350

Rajeev Singh	70,000	—	12.89	12/30/2015	187,500	13,824,375

	11,250	—	11.20	01/21/2015

	30,017	—	7.86	01/21/2015

John Torrey	—	—			78,375	5,778,589

Robert Cavanaugh	—	—			86,812	6,400,649

(1)	Stock options become exercisable 25% upon the one-year anniversary of the grant date, then in 36 equal monthly installments thereafter.

(2)	Amounts shown are based on the closing price per share of Concur common stock on September 30, 2012, which was $73.73.

Option Exercises and Stock Vested During Fiscal Year

The following table shows all stock options that were exercised and RSUs that settled (on a net basis), and the aggregate value that was realized on those exercises or settlements, for each of the NEOs during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
S. Steven Singh	—	—	43,630	3,792,150

Francis J. Pelzer V	—	—	12,712	1,285,800

Rajeev Singh	100,733	4,824,410	53,059	3,072,368

John Torrey	—	—	17,471	1,654,298

Robert Cavanaugh	—	—	18,012	1,600,972

(1)	Based on market price per share on the exercise date, less the option exercise price per share.

(2)	Reflects the number of RSUs that vested, net of shares withheld for tax withholding.

(3)	Based on market price per share on the vesting date.

No Severance or Change-in-Control Payments

We have no severance agreements or “change-in-control” agreements with our NEOs that would entitle them to payments in the event of their termination of employment with Concur or a change-in-control of Concur, such as a tender offer or merger resulting in Concur being acquired by another company.

Our grants of restricted stock units to NEOs, and generally for all other employees, provide that all covered unvested shares automatically become vested in the event of a change-in-control of Concur. The Compensation Committee and Board determined to include such vesting provisions to encourage our NEOs and other employees to remain with Concur with minimal distraction over how a change-in-control might affect them personally.

The table below presents estimated payments and benefits that would have been provided to each of our NEOs assuming their respective terminations as of September 30, 2012. In addition to the benefits described in the table below, upon termination of employment, the NEOs may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	S. Steven Singh	Francis J. Pelzer V	Rajeev Singh	John Torrey	Robert Cavanaugh
Termination after Change-in-Control:

Severance	—	—	—	—	—

Acceleration of unvested RSUs as of September 30, 2012 (1)	$18,801,150	$7,004,350	$13,824,375	$5,778,589	$6,400,649

Acceleration of unvested options as of September 30, 2012 (1)	—	—	—	—	—

Total	$18,801,150	$7,004,350	$13,824,375	$5,778,589	$6,400,649

Voluntary Retirement:	—	—	—	—	—

Involuntary Termination:	—	—	—	—	—

(1)	Represents acceleration of vesting triggered by a termination event after a change-in-control, based on $73.73 per share, which was the closing price per share of our common stock on September 30, 2012.

Beneficial Ownership Table

The following table sets forth information with respect to the beneficial ownership of Concur common stock, as of January 10, 2012, by:

•	each person known by Concur to own beneficially more than 5% of the outstanding shares;

•	each member of the Board of Directors;

•	each NEO identified in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Concur Technologies, Inc., 18400 N.E. Union Hill Road, Redmond, Washington 98052. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates (if any), we have relied on beneficial ownership reports filed by stockholders with the SEC.

The percentage of outstanding shares beneficially owned as of January 10, 2013 is based on 55,110,551 shares of common stock outstanding on that date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 10, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares

American Express Travel Related Services Company, Inc.	7,680,000	(1)	13.9%

FMR LLC	5,859,615	(2)	10.6%

T. Rowe Price Associates, Inc.	5,574,750	(3)	10.1%

S. Steven Singh	1,038,473		1.9%

Rajeev Singh	253,812	(4)	*

Gordon Eubanks	43,238	(5)	*

Jeffrey T. Seely	52,637	(6)	*

Jeffrey T. McCabe	37,913	(7)	*

Robert Cavanaugh	13,041		*

Randall H. Talbot	14,063		*

Francis J. Pelzer V	12,712		*

John Torrey	9,445		*

Edward P. Gilligan	0	(8)	*

All current directors and executive officers as a group (15 persons)	1,622,039	(9)	3.4%

*	Less than 1%

(1)	American Express Travel Related Services Company, Inc. has sole voting and dispositive power with respect to all such shares; its address is 200 Vesey Street, New York, New York 10285.

(2)	FMR LLC has sole voting power with respect to 38,600 of such shares and sole dispositive power with respect to 5,859,615 of such shares; its address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	T. Rowe Price Associates, Inc. has sole voting power with respect to 1,392,150 of such shares and sole dispositive power with respect to 5,574,750 of such shares; its address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Includes 46,000 shares owned indirectly, as trustee of a grantor retained annuity trust, which is the direct owner of these shares, and 103,267 shares subject to options.

(5)	Includes 30,000 shares of common stock upon exercise of options.

(6)	Includes 50,000 shares of common stock upon exercise of options.

(7)	Includes 22,500 shares of common stock upon exercise of options.

(8)	Edward P. Gilligan waived compensation, including the receipt of Concur common stock, pursuant to American Express Company’s internal policy.

(9)	Includes 251,175 shares of common stock upon exercise of options, including options described in the above footnotes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Concur’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee
Gordon Eubanks
Jeffrey T. McCabe
Randall H. Talbot

Audit and Audit-related Matters

The Audit Committee requests that the stockholders ratify its selection of Grant Thornton to serve as Concur’s independent registered public accounting firm for fiscal 2013. Although stockholder ratification of the appointment of Grant Thornton is not required by our Bylaws or otherwise, we are requesting such ratification because we believe it is good corporate practice to do so. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will investigate the reasons for the stockholders’ rejection and the Audit Committee will reconsider, but might not change, its appointment. However, even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee may appoint a different independent registered public accounting firm at any time if it concludes that doing so would be in the best interests of Concur and the stockholders.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and the independent auditor the audited consolidated financial statements of Concur as of and for the fiscal year ended September 30, 2012.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, entitled, “Communication with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor that independent auditor’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements referred to above in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the United States Securities and Exchange Commission.

Audit Committee
Jeffrey T. Seely
Gordon Eubanks
Jeffrey T. McCabe
Randall H. Talbot

Independent Auditor’s Services and Fees

For Concur’s 2012 and 2011 fiscal years, Grant Thornton served as Concur’s independent auditor. The following table presents fees for services rendered by Grant Thornton for those fiscal years:

	Fiscal Year Ended September 30,

	2012	2011
Audit Fees	$659,068	$630,409
Audit-Related Fees	210,932	239,996
Tax Fees	40,606	64,936
All Other Fees	—	—

Total	$910,606	$935,341

Audit Fees consist of fees incurred by Grant Thornton for: (i) the audit of Concur’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of consolidated financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of Concur’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and (iii) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of Concur’s consolidated financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax return preparation, and tax audits.

All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee has determined that the provision of these services was compatible with maintaining the auditor’s independence.

Audit Committee Pre-approval Policy

All audit and non-audit services to be performed for Concur by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of services is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Audit-related services are services that are reasonably related to the performance of the audit or review of Concur’s financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Concur legal department.

Annual Information

The following information is provided pursuant to Rule 14a-3 under the Securities Exchange Act of 1934. Other information required under such rule is included in this Proxy Statement and in our Annual Report on Form  10-K that is distributed with this Proxy Statement.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNQR.” The following table sets forth the range of the high and low sales prices, by quarter, as reported on the NASDAQ Global Select Market for the years ended September 30, 2012 and September 30, 2011.

	Fiscal year ended September 30, 2012		Fiscal year ended September 30, 2011
	High	Low	High	Low

First Quarter	$55.00	$34.54	$55.37	$46.00

Second Quarter	$62.60	$47.00	$56.64	$49.23

Third Quarter	$69.31	$53.33	$58.19	$45.51
Fourth Quarter	$76.15	$61.29	$52.71	$34.30

Stock Performance Graph

The following graph compares (i) the cumulative total stockholder return on the common stock from September 30, 2007 to September 30, 2012 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ Global Market Index and the NASDAQ Computer & Data Processing Index over the same period, assuming the investment of $100 in the common stock and in both of the other indices on September 30, 2007, and reinvestment of all dividends.

Comparison of Cumulative Total Return

	September 30, 2007	September 30, 2008	September 30, 2009	September 30, 2010	September 30, 2011	September 30, 2012
Concur Technologies	$100	$121	$126	$157	$118	$234
NASDAQ Global Market Index	100	79	80	91	95	125
NASDAQ Computer & Data Processing Index	100	83	89	103	108	133

Proposals to be Voted on at the Meeting

Proposal 1: Election of Class II Director

Gordon Eubanks, our Class II director nominee, has been nominated for election at the Meeting to hold office until the 2016 Annual Meeting of Stockholders. Mr. Eubanks was evaluated and recommended by the Nominating and Corporate Governance Committee in accordance with its charter and our Corporate Governance Guidelines, and such nomination was approved by our Board of Directors. For additional information about the nominee and his qualifications, please see “Our Board of Directors—Our Class II Nominee.”

Our Board of Directors recommends a vote FOR the election of Mr. Gordon Eubanks to the Board of Directors.

Proposal 2: Approval of Amended and Restated 2007 Equity Incentive Plan

General

Stockholders are being asked to approve the 2007 Plan, including amendments to increase the authorized number of shares of Concur common stock reserved for issuance thereunder by 4,600,000 shares and to make certain technical amendments to enable shares withheld or remitted to Concur to satisfy a participant’s tax withholding obligations related to awards issued under the 2007 Plan to become available for issuance under the 2007 Plan. Stockholders are also being asked to approve the material terms of the 2007 Plan as they relate to Section 162(m) to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m).

The Board of Directors approved the proposed 2007 Plan as of December 5, 2012, to be effective upon stockholder approval. For additional information about the 2007 Plan and the proposed amendments, please see “Amended and Restated 2007 Equity Incentive Plan”. A complete copy of the 2007 Plan is attached as Appendix A to this Proxy Statement.

Text of Resolution

“RESOLVED, that Concur’s stockholders approve Concur’s Amended and Restated 2007 Equity Incentive Plan (“the 2007 Plan”) as disclosed in Concur’s Proxy Statement for the 2013 Annual Meeting of Stockholders, including amendments to increase the authorized number of shares of common stock available for issuance thereunder by 4,600,000 and to make certain technical amendments to enable shares withheld or remitted to Concur to satisfy a participant’s tax withholding obligations related to awards issued thereunder the 2007 Plan to become available for issuance under the Amended and Restated 2007 Equity Incentive Plan, and to approve the 2007 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.”

Our Board of Directors recommends a vote FOR approval of the 2007 Plan.

Proposal 3: Ratification of Independent Auditor

The Audit Committee has selected Grant Thornton to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2013. We expect that one or more representatives of Grant Thornton will be present at the Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Our Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton as Concur’s independent registered public accounting firm for fiscal 2013.

Proposal 4: Advisory Vote on Executive Compensation

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of Concur’s executive officers as disclosed in this Proxy Statement in accordance with applicable SEC rules. This vote, defined in this Proxy Statement as the Say-on-Pay Vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of Concur’s executive officers and the philosophy, policies and practices described in this Proxy Statement. The Say-on-Pay Vote is advisory, and therefore not binding on Concur, our Board of Directors, or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We currently hold our Say-on-Pay Vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay Votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay Vote will occur no later than 2017.

Please see our “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2012 compensation of our executive officers.

Text of Resolution

“RESOLVED, that Concur’s stockholders approve, on an advisory basis, the compensation of the executive officers as disclosed in Concur’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Our Board of Directors recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our Named Executive Officers in fiscal 2012.

Other Matters

We are not aware of any other matters to be presented for stockholder action at the Meeting. However, if other matters do properly come before the Meeting or any adjournment or postponement thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Stockholder Proposals for 2014 Annual Meeting

Stockholder proposals intended to be presented at our 2014 Annual Meeting of Stockholders must be received by Concur at its principal executive offices no later than October 2, 2013, in order to be included in Concur’s proxy materials relating to that Meeting. Stockholders wishing to bring a proposal before the 2014 Annual Meeting of Stockholders (but not include it in Concur’s proxy materials) must provide such proposal in writing to Concur no later than January 12, 2014, nor earlier than December 13, 2013, to the attention of Concur’s Corporate Secretary, Kyle Sugamele, 18400 N.E. Union Hill Road, Redmond, Washington 98052. Stockholders must also comply with the procedural requirements in Concur’s Bylaws, which are on file with the SEC and may be obtained from Concur.

Appendix A

CONCUR TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN1

1. PURPOSE.

The purpose of the Concur Technologies, Inc. 2007 Equity Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons, whose present and potential contributions are important to the success of the Company and its Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”). Capitalized terms not defined elsewhere in the text are defined in Section 25.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 21, 11,600,000 Shares are available for grant and issuance under the Plan. In addition, any authorized shares not issued or subject to outstanding grants under any of the Company’s Amended and Restated 1994 Stock Option Plan, 1999 Stock Incentive Plan, Amended 1998 Directors Stock Option Plan and Amended 1998 Equity Incentive Plan (collectively the “Prior Plans”) on the Effective Date (as defined below) and any Shares issued under the Plan or any of the Prior Plans that are forfeited or repurchased by the Company prior to vesting (including any Shares removed from the Plan due to the reduction ratio set forth below) or that are issuable upon exercise of options or settlement of other awards granted pursuant to the Plan or any of the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the applicable Prior Plan, but will be available for grant and issuance under this Plan. Further, Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations related to Awards also will be available for grant and issuance under this Plan. However, the following shares shall not become available for issuance under the Plan: (a) Shares tendered by Participants as full or partial payment to the Company upon exercise of Awards; and (b) Shares reserved for issuance upon settlement of SARs, to the extent the number of such reserved Shares exceeds the number of Shares actually issued upon settlement of the SARs. Shares subject to SARs shall be counted against the Shares available for issuance under the Plan as one Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR. Any Award other than an Option or a SAR shall reduce the number of Shares available for issuance by 1.5 Share(s) for each Share settled from such Award. Any Award issued as an Option or a SAR shall reduce the number of Shares available for issuance by one Share. No more than 25,000,000 Shares shall be issued pursuant to the exercise of ISOs. The Company will reserve and keep available at least a sufficient number of Shares to satisfy the requirements of all Awards.

2.2 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of Shares that may be issued as ISOs set forth in Section 2.1, and (e) the maximum number of Shares that may be issued to an individual or to a new employee in any one fiscal year set forth in Section 3, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option or SAR may not be decreased to below the par value of the Shares.

1 As adopted on January 22, 2007 and as amended on January 18, 2011 and December 5, 2012. On December 5, 2012, the Board of Directors approved the amendment and restatement of the Plan subject to approval by the stockholders at the Company’s Annual Meeting of Stockholders on March 13, 2013.

3. ELIGIBILITY.

ISOs may be granted only to employees (including officers and directors who are also employees at the time of grant) of the Company or Subsidiary. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or Subsidiary. The Committee (or its designee under 4.1(c)) will from time to time determine in its sole discretion and designate the eligible persons who will be granted Awards under the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. A person may be granted more than one Award under the Plan.

4. ADMINISTRATION.

4.1 Committee Authority. The Plan shall be administered by the Committee. Subject to the general purposes, terms and conditions of the Plan, the Committee will have full power to implement and carry out the Plan. Without limiting the previous sentence, the Committee will have the authority to:

(a)	construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;

(b)	prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining the forms and agreements used in connection with the Plan; provided that the Committee may delegate to the Company’s legal department the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan; and may delegate authority to grant Awards within parameters established by the Committee to any person to whom such authority may be granted under applicable law;

(c)	select persons to receive Awards; provided that subject to applicable law, the Committee may delegate to one or more Executive Officers (who would also be considered “officers” under applicable law) the authority to grant an Award under the Plan to Participants who are not Insiders;

(d)	determine the terms of Awards;

(e)	determine the number of Shares (or other consideration, if an Award can be settled in other than Shares) subject to Awards;

(f)	determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability, transferability and payment of Awards;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned;

(k)	amend the Plan;

(l)	to take any action consistent with the terms of the Plan, either before or after an Award has been granted, that is necessary, desirable or advisable to comply with any governmental laws or regulatory requirement of a foreign country, including, but not limited to, modifying or amending the terms and conditions governing any Awards or establishing any local country plans as sub-plans to this Plan; and

(m)	make all other determinations necessary or advisable for administration of the Plan.

4.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more Executive Officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine the Performance Period and any Performance Factors upon which vesting of any portion of such Award is to be subject. When required by Section 162(m) of the Code, then prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. In any calendar year the Committee shall not grant any Participant Awards covering an aggregate of more than 1,200,000 Shares, but with respect to Awards granted to any new employee of the Company or a Subsidiary (including any new employee who is also an officer and/or director of the Company or a Subsidiary) in the calendar year in which such person commences employment this aggregate limit shall instead be 1,500,000 Shares. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in regulations promulgated under Section 16 of the Exchange Act).

5. OPTIONS.

5.1 Grant of Options. The Committee may grant Options to Participants and will determine:

(a)	whether the Options will be ISOs or NSOs;

(b)	the number of Shares subject to the Option;

(c)	the Exercise Price of the Option;

(d)	the period during which the Option may be exercised;

(e)	the vesting and exercisability of the Option; and

(f)	all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan.

Each Option granted under the Plan will be evidenced by an Award Agreement, which shall expressly identify the Option as an ISO or NSO. The date of grant of an Option will be the date on which the Committee makes the determination to grant the Option, unless the Committee otherwise specifies a later date.

5.2 Exercise Period; Expiration Date and Exercise. An Option will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such Option and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time. The Committee may provide for Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares subject to the Option as the Committee determines. The Award Agreement shall set forth the Expiration Date; provided that no Option will be exercisable after the expiration of ten years from the date the Option is granted; and provided further that no ISO granted to a Ten Percent Stockholder will be exercisable after the expiration of five years from the date the Option is granted.

5.3 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than the Fair Market Value on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant.

5.4 Vesting and Termination.

(a) Vesting. Except as may be set forth in the Participant’s Award Agreement, any Option granted to a Participant will cease to vest on the Participant’s Termination Date. If the Participant does not exercise his or her Option within the time specified by the Committee or as set forth in the Award Agreement, the Option shall terminate.

(b) Post-Termination Exercise Period. Subject to Section 10.4, following a Participant’s Termination, the Participant’s Option may be exercised to the extent vested and exercisable as set forth below:

(i) no later than ninety (90) days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a different period of time is specifically set forth in the Participant’s Award Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or

(ii) no later than three hundred sixty-five (365) days after the Termination Date in the case of Termination due to death or Disability, unless a different time period is specifically set forth in the Participant’s Award Agreement; provided that no Option may be exercised after the Expiration Date of the Option.

5.5 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Subsidiary) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.

5.6 Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. The Award Agreement for an ISO shall require that, if a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Participant shall immediately notify the Company in writing of such Disqualifying Disposition.

5.7 No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code and the regulations thereunder.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to grant Shares, that are subject to one or more risks of forfeiture (which may be based on Performance Factors or the passage of time in service or both), to a Participant. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the risk(s) of forfeiture to which the Shares will be subject and all other terms and conditions of the Restricted Stock Award. A Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the

Purchase Price within 30 days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within 30 days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.2 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value (but not less than the par value of the Shares when required by applicable law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan and the Award Agreement, and in accordance with any procedures established by the Company.

6.3 Termination. Except as may be set forth in the Participant’s Award Agreement, any Restricted Stock Award will cease to vest on the Participant’s Termination Date.

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to a Participant of Shares (which may consist of fully-vested Stock, Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Subsidiary and any vesting requirement may be based on continuation in service or timely satisfaction of Performance Factors. No payment will be required for Shares awarded pursuant to a Stock Bonus Award (other than any minimum payment required by applicable law which may be made with any legal form of consideration for Shares that is acceptable to the Committee).

7.2 Form of Payment to Participant. The Stock Bonus Award shall be settled within the period of time permitted under Section 409A of the Code without triggering the “additional tax” under Section 409A(a)(1)(B) of the Code. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, and in either a lump sum payment or in installments, all as the Committee determines.

7.3 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, any Stock Bonus Award will cease to vest on the Participant’s Termination Date.

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in Shares (which may consist of Restricted Stock or RSUs), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Subsidiary.

8.2 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The Award Agreement shall set forth the Expiration Date; provided that no SAR will be exercisable after the expiration of ten years from the date the SAR is granted.

8.3 Exercise Price. The Committee will determine the Exercise Price of the SAR when the SAR is granted, however the Exercise Price shall not be less than the Fair Market Value on the date of grant.

8.4 Termination.

(a) Vesting. Any SAR granted to a Participant will cease to vest on the Participant’s Termination Date. If the Participant does not exercise his or her SAR within the time specified by the Committee or as set forth in the Award Agreement, the SAR shall terminate.

(b) Post-Termination Exercise Period. Subject to Section 10.4, following a Participant’s Termination, such Participant’s SAR may be exercised to the extent vested and exercisable as set forth below:

(i) no later than ninety (90) days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a different period of time is specifically set forth in the Participant’s Award Agreement; provided that no SAR may be exercised after the Expiration Date of the SAR; or

(ii) no later than three hundred sixty-five (365) days after the Termination Date in the case of Termination due to Disability or death, unless a different time period is specifically set forth in the Participant’s Award Agreement; provided that no SAR may be exercised after its Expiration Date.

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units. An RSU is an award to a Participant covering a number of Shares that may, in the discretion of the Company, be settled in cash, or by issuance of those Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary.

9.2 Form and Timing of Settlement. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under an RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements to avoid imposition of the additional tax and interest provided under Section 409A of the Code (or any successor provision) and any regulations or rulings promulgated thereunder. Payment may be made in the form of cash or whole Shares or a combination thereof in a lump sum payment, all as the Committee determines.

10. OTHER PROVISIONS.

10.1 Distribution of Award Agreements and Plan. The Award Agreement, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

10.2 Form of Award Agreement(s). Each Award granted under the Plan will be evidenced by an Award Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

10.3 Procedures for Exercising or Settling an Award. A Participant or Authorized Transferee may exercise or settle Awards by following the procedures established by the Company’s stock administration department, as communicated and made available to Participants through the Company’s electronic mail system, intranet site or otherwise.

10.4 Black-out Periods and Post-Termination Exercisability. If exercise or settlement of an Award is prevented due to any trading restriction with respect to the Company’s Shares that is in effect at the time of such Participant’s Termination, then the applicable time for exercise or settlement shall be tolled until such trading restriction lapses, but not beyond the earlier to occur of (i) the applicable Expiration Date and (ii) the last date on which exercise or settlement could occur without subjecting such Award to the tax and interest imposed by Section 409A of the Code.

10.5 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option or SAR; provided that the minimum number will not prevent a Participant from exercising an Option or SAR for the full number of Shares for which it is then exercisable. An Option or a SAR may only be exercised by the personal representative of a Participant or an Authorized Transferee or by the person or persons to whom a Participant’s rights under the Option or SAR shall pass by such person’s will or by the laws of descent and distribution of the state of such person’s domicile at the time of death, and then only as and to the extent that such person was entitled to exercise the Option or SAR on the date of death.

10.6 Terms of Awards. The Committee will determine an Award’s terms, including, without limitation: (a) the number of Shares deemed subject to the Award; (b) the time or times during which the Award may be exercised and (c) such other terms and conditions and conditions as the Committee deems appropriate. Awards may be subject to performance goals based on Performance Factors during any Performance Period as may be set out in advance in the Participant’s Award Agreement. The Committee may adjust the performance goals applicable to Awards to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances.

11. PAYMENT FOR SHARE PURCHASES.

11.1 Payment. Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:

(a)	in cash or cash equivalent (including by check);

(b)	in the case of exercise by the Participant, a Participant’s guardian or legal representative or the authorized legal representative of a Participant’s heirs or legatees after a Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c)	by surrender of shares of the Company’s Common Stock that either: (1) were obtained by the Participant or Authorized Transferee in the public market; or (2) if the shares were not obtained in the public market, they have been paid for within the meaning of SEC Rule 144;

(d)	in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of a Participant’s heirs or legatees after a Participant’s death, by waiver of compensation due or accrued to the Participant for services rendered; and

(e)	with respect only to purchases upon exercise of an Option, and provided that a public market for the Shares exists:

(1) through a “same day sale” commitment from the Participant or Authorized Transferee and an NASD dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or

(2) through a “margin” commitment from the Participant or Authorized Transferee and an NASD dealer meeting the requirements of the Company’s “margin” procedures and in accordance with law.

11.2 Issuance of Shares. Upon payment of the applicable Purchase Price or Exercise Price and compliance with other conditions and procedures established by the Company for the purchase of Shares, the Company shall issue the Shares registered in the name of the Participant or Authorized Transferee and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as described in Section 15 of the Plan.

12. WITHHOLDING TAXES.

12.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy minimum federal, state, local and foreign income or social security tax withholding requirements prior to the delivery of any certificate(s) for the Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy minimum tax withholding requirements of applicable law.

12.2 Stock Withholding. When, under applicable tax laws, a Participant incurs a tax liability in connection with the grant, exercise, vesting or payment of any Award that is subject to tax withholding and the Participant is obligated to pay the Company (or a Subsidiary) the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market

Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

13. PRIVILEGES OF STOCK OWNERSHIP.

No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if the Shares are Restricted Stock, any new, additional or different securities the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided further, that the Participant or Authorized Transferee will have no right to retain such dividends or distributions with respect to Shares that are repurchased at the Participant’s original Exercise Price or Purchase Price pursuant to Section 15.

14. TRANSFERABILITY.

As may be permitted by the Committee (and to the extent permitted by applicable law and the terms of the Award Agreement), a Participant may transfer an Award to an Authorized Transferee. Absent such permission, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

15. RESTRICTIONS ON SHARES.

At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award documentation a right to repurchase all or a portion of a Participant’s Shares that are not “Vested Shares” (as defined in the Award documentation), following the Participant’s Termination, at any time within 90 days after the later of (a) the Participant’s Termination Date or (b) the date the Participant purchases Shares under the Plan, for cash or cancellation of purchase money indebtedness with respect to Shares, at the Participant’s original Exercise Price or Purchase Price.

16. CERTIFICATES.

All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system on which the Shares may be listed.

17. ESCROW.

To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

18. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.

An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

19. NO OBLIGATION TO EMPLOY.

Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate a Participant’s employment or other relationship at any time, with or without cause, as applicable laws allow.

20. REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS.

The repricing of Options or SARs without prior stockholder approval is prohibited. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of an Option or SAR to lower its exercise price; (b) any other action that is treated as a repricing under generally accepted accounting principles; and (c) canceling an Option or SAR, at a time when its exercise price is equal to or greater than the fair market value of the underlying stock, in exchange for another Option, SAR, Restricted Stock Award or other equity award, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. The Committee may, at any time or from time to time, authorize the Company, with prior stockholder approval, in the case of an Option or SAR exchange, and the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. For the avoidance of doubt, except in connection with a Corporate Transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SARs may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described hereunder, such Awards will expire on the closing of such transaction at such time and on such conditions as the Committee will determine.

21.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under Section 21.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Shares subject to Awards granted to substitute or assume outstanding awards granted by another company in connection with an acquisition shall not reduce the number of Shares available for issuance under Section 2.1 of the Plan.

22. ADOPTION, STOCKHOLDER APPROVAL AND TERM.

The Plan was adopted by the Board on January 22, 2007. The Plan shall become effective upon approval by stockholders of the Company, consistent with applicable laws. The Plan will terminate ten years following the earlier of (i) the date it was adopted by the Board or (ii) the date it became effective upon approval by stockholders of the Company, unless sooner terminated by the Board pursuant to Section 23.

23. AMENDMENT OR TERMINATION OF PLAN AND AWARDS.

The Board may at any time terminate, amend or suspend the Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans, or pursuant to the Exchange Act or any rule promulgated thereunder. Subject to the provisions of Section 20 of the Plan, the Committee may modify, extend or renew outstanding Awards and authorize the grant of Awards in substitution thereof; provided that any such action (including any amendment to the Plan) may not, without the written consent of a Participant, impair any of a Participant’s rights under Awards previously granted.

24. NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN.

Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

25. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

(a) “Authorized Transferee” means the permissible recipient, as authorized by this Plan and the Committee, of an NSO that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interest.

(b) “Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Stock Bonus.

(c) “Award Agreement” means, with respect to each Award, the written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Committee” means the Board and such other committee appointed by the Board to administer the Plan.

(g) “Company” means Concur Technologies, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(h) “Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

(i) “Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee, except in the case of an ISO when it shall mean a “permanent and total disability” within the meaning of such phrase in Section 22(e)(3) of the Code.

(j) “Effective Date” means the date stockholders approve the Plan pursuant to Section 22 of the Plan.

(k) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(l) “Executive Officer” means a person who is an “executive officer” of the Company as defined in Rule 3b-7 promulgated under the Exchange Act.

(m) “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.

(n) “Expiration Date” means the last date on which an Option or SAR may be exercised as determined by the Committee.

(o) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(1)	if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(2)	if such Common Stock is publicly traded but is not admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported online by a website designated by the Committee in good faith; or

(3)	if none of the foregoing is applicable, by the Committee in good faith.

(p) “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

(q) “ISO” means an Option designated by the Committee at the time of grant as intended to receive the treatment provided under Section 422 of the Code.

(r) “NSO” means an Option that is not designated an ISO by the Committee at the time of grant or does not qualify as an ISO at the time of grant (for example, an Option granted to a non-employee).

(s) “Option” means an Award pursuant to Section 5 of the Plan.

(t) “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.

(u) “Participant” means a person who receives an Award under the Plan.

(v) “Performance Factors” include, but are not limited to, some or all of the factors selected by the Committee from among the measures below to determine whether performance goals established by the Committee and applicable to Awards have been satisfied:

(1)	Net revenue and/or net revenue growth;

(2)	Earnings before interest, taxes, depreciation and amortization, including earnings before interest, taxes, depreciation and amortization as adjusted by the Company in publicly reported statements;

(3)	Operating income, including operating income as adjusted by the Company in publicly reported statements;

(4)	Net income, including net income as adjusted by the Company in publicly reported statements;

(5)	Earnings per share, including earnings per share as adjusted by the Company in publicly reported statements;

(6)	Total stockholder return;

(7)	Return on equity;

(8)	Market share;

(9)	Return on investment;

(10)	Cash flow, including cash flow from operations;

(11)	Employee productivity and satisfaction metrics;

(12)	Economic value added;

(13)	Strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); and

(14)	Individual confidential business objectives.

(w) “Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for the Award.

(x) “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

(y) “Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.

(z) “Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.

(aa) “SEC” means the United States Securities and Exchange Commission.

(bb) “Securities Act” means the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(cc) “Shares” means shares of the Company’s Common Stock $0.001 par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.

(dd) “Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

(ee) “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(gg) “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

(hh) “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser to the Company or a Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a Company-approved leave of absence; and provided further, that during any Company-approved leave of absence, vesting of Awards shall be suspended or continue in accordance with applicable Company policies. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”); further, the Termination Date will not be extended by any notice period mandated under local law.

Appendix B

CONCUR TECHNOLOGIES, INC.

ABOUT CONCUR’S NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains non-GAAP financial measures. The table set forth below reconciles the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this Proxy Statement, and the financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur’s management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur’s operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this Proxy Statement: non-GAAP pre-tax income, non-GAAP diluted shares, and non-GAAP diluted pre-tax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

•

Share-based compensation. Concur’s non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units (“RSUs”). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods.

•

Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

•

Acquisition and other related costs. We have excluded the effect of acquisition and other related costs from our non-GAAP financial measures. We incurred such expenses in connection with our acquisitions and other strategic investments which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We also believe it is useful for investors to understand the effects of these items on our operations. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital.

•

Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in our statements of income. Under the prior authoritative guidance, contingent consideration would have been included as a component of deal consideration based on the actual amount paid, if any, when the contingency was resolved. Concur’s non-GAAP financial measures exclude the revaluation of contingent consideration, which is the change in fair value of the liability-classified acquisition-related contingent consideration. Concur excludes the unrealized gains or losses from the re-measurement of the contingent consideration from its non-GAAP financial measures in order to facilitate the comparison of post-acquisition operating results. We believe it is useful for investors to understand the effects of these items on our operations.

•

Contingent consideration (included in compensation expense). Concur’s non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the potential cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares. As receipt of the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is also subject to revaluation similar to the item above “Revaluation of contingent consideration”. Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of post-acquisition operating results.

•

Loss from equity investments. For investments under the equity method, Concur recognizes its share of the earnings or losses of an investee and adjusts the carrying amount of an investment for its share of the earnings or losses of the investee, including adjustments to recognize certain differences between our carrying value and our equity in net assets, after the date of investments. Concur’s non-GAAP financial measures excluded the earnings or losses from GAAP income because it is unrelated to our ongoing operations and is significantly impacted by factors outside our direct control.

•

Accretion of note discount. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.

•

Income tax expense (benefit). Concur excludes this expense from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business, and the exclusion of this expense (benefit) facilitates the comparison of our business outlook for future periods with results for prior periods.

Further, for calculating non-GAAP pre-tax income per share:

•	Pre-tax income is adjusted for the impact of the non-GAAP adjustments described above.

•

Non-GAAP diluted shares are adjusted to include the anti-dilutive impact of options to purchase shares of our own stock that reduce the potential economic dilution upon conversion of our senior convertible notes. Under GAAP, the anti-dilutive impact of such call options (“Senior Convertible Notes Hedge”) is not reflected in diluted shares. Concur has included the anti-dilutive impact of the Senior Convertible Notes Hedge, if any, in non-GAAP diluted shares because we believe it is useful for investors to understand their economic effects.

•	The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pre-tax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

•

Concur’s management uses non-GAAP pre-tax income and non-GAAP diluted pre-tax income per share in internal reports used by management in monitoring and making decisions regarding Concur’s business. For example, these measures are used in monthly financial reports prepared for management and in quarterly reports to Concur’s Board of Directors. Concur also uses non-GAAP pre-tax diluted income per share as a measure to determine executive cash incentive compensation.

•

Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP diluted shares, non-GAAP pre-tax income and non-GAAP diluted pre-tax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.

•

The principal limitation of Concur’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

•

To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

Concur Technologies, Inc.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Year Ended September 30,
	2012	2011
Net income (loss) attributable to Concur:
Net loss attributable to Concur	$(7,006)	$(10,743)
Add back:
Share-based compensation	57,193	35,974
Amortization of intangibles	18,239	10,131
Acquisition and other related costs	1,193	4,165
Revaluation of contingent consideration	(7,274)	4,034
Contingent consideration (included in compensation expense)	(396)	9,540
Loss from equity investments	2,649	890
Accretion of note discount	10,880	10,121
Income tax expense	3,227	2,233

Non-GAAP pretax income attributable to Concur	$78,705	$66,345

Diluted net income (loss) per share attributable to Concur:
Diluted net loss per share attributable to Concur	$(0.13)	$(0.20)
Add back:
Share-based compensation	1.01	0.65
Amortization of intangibles	0.32	0.19
Acquisition and other related costs	0.02	0.08
Revaluation of contingent consideration	(0.12)	0.07
Contingent consideration (included in compensation expense)	(0.01)	0.17
Loss from equity investments	0.05	0.02
Accretion of note discount	0.19	0.18
Income tax expense	0.06	0.04

Non-GAAP pretax diluted income per share attributable to Concur	$1.39	$1.20

Shares used in calculation of GAAP and non-GAAP income (loss) per share attributable to Concur:
GAAP basic shares	54,595	53,464

GAAP diluted shares	54,595	53,464
Adjustment for unvested share-based awards	2,063	2,018

Non-GAAP diluted shares	56,658	55,482

Concur®

CONCUR TECHNOLOGIES, INC. 18400 NE UNION HILL ROAD REDMOND, WA 98052 There are three ways to vote your Proxy: Your telephone or Internet vote authorizes the Named Proxies to vote in the same manner as if you marked, signed and returned your proxy card.VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on March 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, on March 12, 2013. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concur Technologies, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by telephone or Internet, please do not mail your proxy card TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M51827-P32972 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONCUR TECHNOLOGIES, INC. For Withhold For All The Board of Directors recommends you vote All All Except FOR the following: 1. Proposal 1 - Election of Director: Class II Nominee: 01) Gordon Eubanks The Board of Directors recommends you vote FOR Proposals 2, 3 and 4: 2. Proposal 2 - Approval of Amended and Restated 2007 Equity Incentive Plan 3. Proposal 3 - Ratification of Independent Registered Public Accounting Firm 4. Proposal 4 - Approval of, by non-binding vote, executive compensation For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.For Against Abstain Signature (Joint Owners) Date

CONCUR TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, March 13, 2013, 11:00 a.m. Pacific Time Harbor Club, 777 108th Avenue Northeast, Bellevue, WA IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents the investors receive.Implementation and Consent Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of our proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began January 1, 2004. Revoking and Duration of Consent If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Corporate Secretary, 18400 NE Union Hill Road, Redmond, WA 98052. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions from you to discontinue householding, your proxy materials will continue to be “household” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write us at the address shown above, and we will deliver it promptly.We encourage your participation in this program. It not only allows us to reduce costs, it is more environmentally friendly by reducing the unnecessary use of materials.January 2013 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.Please detach here M51828-P32972 Concur® 18400 NE Union Hill Road Redmond, WA 98052 This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on March 13, 2013. This proxy will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the Board of Director nominee identified in Proposal 1 and “FOR” Proposals 2, 3 and 4. By signing the proxy, you revoke all prior proxies and appoint S. Steven Singh and Kyle R. Sugamele (the “Named Proxies”), and each of them, with full power of substitution, to vote on the matters shown on the reverse side and, in their discretion, on any other matters which may properly come before the Annual Meeting and all adjournments and postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (See reverse side for voting instructions)